Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN

OF MERGER

DATED AS OF

February 19, 2013

AMONG

TOTAL SYSTEM SERVICES, INC.,

GENERAL MERGER SUB, INC.

AND

NETSPEND HOLDINGS, INC.

i

INDEX OF DEFINED TERMS

2012 Proxy Statement	Section 3.13
Acquisition Proposal	Section 6.3(a)(i)
Acquisition Transaction	Section 6.3(a)(ii)
Affiliate	Section 3.13
Agreement	Preamble
Alternate Arrangements	Section 6.5(a)
Alternative Financing	Section 6.14(a)
Antitrust Division	Section 6.5(b)
Available Financing	Section 6.14(a)
Book Entry Shares	Section 2.1(c)
Burdensome Effect	Section 6.5(d)
Card Association	Section 3.22(h)(i)
Cards	Section 3.4(c)
Certificate of Merger	Section 1.2
Chargebacks	Section 3.22(h)(ii)
Closing	Section 2.8
Closing Date	Section 2.8
Code	Section 2.7
Commercially Available Software Programs	Section 3.14(f)
Common Book Entry Shares	Section 2.1(b)
Common Stock	Section 2.1(a)
Common Stock Certificates	Section 2.1(b)
Company	Preamble
Company Board Recommendation	Section 6.1(b)
Company Board Recommendation Change	Section 6.3(d)
Company Financial Advisor	Section 3.18
Company Financial Statements	Section 3.5(a)
Company Intellectual Property Rights	Section 3.14(l)
Company Permits	Section 3.9(a)
Company Representatives	Section 6.14(a)
Company SEC Documents	Section 3.5(a)
Company Software	Section 3.14(m)
Company Stock Plans	Section 2.6(a)(i)
Confidentiality Agreement	Section 6.4
Consent	Section 3.4(b)
Contract	Section 3.4(b)
Conversion Ratio	Section 2.6(f)(i)
Converted Option	Section 2.6(a)(ii)
Converted Restricted Share	Section 2.6(b)(ii)
Core Business Contracts	Section 3.1

Core Counterparty	Section 3.1
Credit Agreement	Section 3.3
Credit Loss	Section 3.22(h)(iii)
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
DGCL	Section 1.1
Disclosure Schedule	ARTICLE III
Dissenting Company Shares	Section 2.3
Distributor	Section 3.21(e)(ii)
Distributor Contract	Section 3.21(e)(i)
Effective Time	Section 1.2
Employee Benefit Plans	Section 3.11(a)
Environmental Law	Section 3.12(b)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
ESPP	Section 2.6(g)
Exchange Act	Section 3.4(b)
Exchange Fund	Section 2.2(b)
Expenses	Section 6.7(e)
Fairness Opinion	Section 3.18
Financing Parties	Section 6.14
FTC	Section 6.5(b)
Governmental Entity	Section 3.4(b)
Hazardous Substance	Section 3.12(c)
HSR Act	Section 3.4(b)
Indemnified Parties	Section 6.2(b)
Indemnified Party	Section 6.2(b)
IP Rights	Section 3.14(k)
IRS	Section 3.10(a)
Issuing Bank	Section 3.22(h)(iv)
Key Issuing Bank Contracts	Section 3.21(a)
Key Marketing Contracts	Section 3.21(a)
Key Reloader or Network Contract	Section 3.21(a)
Law	Section 9.15
Leased Real Property	Section 3.16(b)
License-In Agreements	Section 3.14(f)
Liens	Section 3.4(b)
Losses	Section 3.22(b)
Material Adverse Effect	Section 3.1
Material Contract	Section 3.21(a)
Material Employment Agreement	Section 3.11(a)
Material License-In Agreements	Section 3.14(f)

v

Material Security Breach	Section 3.22(b)
Merger	Recitals
Merger Consideration	Section 2.1(b)
Money Transmitter Licenses	Section 6.5(a)
Network Rules	Section 3.22(a)
New Bidder	Section 6.3(c)
New Material Contract	Section 3.21(b)
OFAC	Section 3.9(d)
Option	Section 2.6(a)(i)
Option Merger Consideration	Section 2.6(f)(ii)
Options	Section 2.6(a)(i)
Parent	Preamble
Parent Common Stock	Section 2.6(a)(ii)
Paying Agent	Section 2.2(a)
Person	Section 9.13
Preferred Book Entry Shares	Section 2.1(c)
Preferred Share Merger Consideration	Section 2.1(c)
Preferred Stock	Section 3.2
Proxy Statement	Section 3.6
Public Software	Section 3.14(j)
Registration	Section 3.4(b)
Regulatory Law	Section 6.5(c)
Representatives	Section 6.4
Required Information	Section 6.14(a)
Required Information Compliance Certificate	Section 2.8
Required Registrations and Consents	Section 7.1(c)
Restricted Share	Section 2.6(b)(i)
Restricted Stock Unit Merger Consideration	Section 2.6(b)(i)
Sarbanes-Oxley Act	Section 3.5(c)
Section 6.3 Notice	Section 6.3(d)
Section XI Contracts	Section 3.21(a)
Securities Act	Section 3.5(a)
Series A Convertible Preferred Stock	Section 3.2
Software	Section 3.14(j)(iv)
Solvent	Section 4.9
Stockholder Approval	Section 3.4(a)
Stockholder Meeting	Section 6.1(a)
Stockholder Parties	Recitals
Sub	Preamble
Sub Share	Section 2.1(d)
Subsidiary	Section 9.12
Superior Proposal	Section 6.3(a)(iii)

Surviving Corporation	Section 1.1
Tax	Section 3.10(j)
Tax Return	Section 3.10(j)
Taxes	Section 3.10(j)
Termination Amount	Section 6.7(b)(i)
Termination Date	Section 8.1(b)(i)
Threshold Date	Section 2.8
Transfer Taxes	Section 6.10
U.S. GAAP	Section 3.5(a)
Voting Agreement	Recitals

Exhibits

Exhibit A	Voting Agreement
Exhibit B	Form of Initial Press Release

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 19, 2013, by and among Total System Services, Inc., a Georgia corporation (“Parent”); General Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”); and NetSpend Holdings, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent and Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved a merger (the “Merger”) of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and have declared the Merger advisable and each member of the Board of Directors of the Company has advised the Company of his or her intention to vote all shares of Common Stock beneficially owned by such director in favor of the Merger;

WHEREAS, simultaneously with the execution of this Agreement, Parent and the stockholder parties named therein (the “Stockholder Parties”) have entered into the agreement attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which, and subject to the terms thereof, the Stockholder Parties have agreed, among other things, to vote their shares of Common Stock in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                    The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the Laws of the State of Delaware.

Section 1.2                                    Effective Time of the Merger.  The Merger shall become effective at the date and time (the “Effective Time”) when a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL.

Section 1.3                                    Certificate of Incorporation.  At the Effective Time subject to the provisions of Section 6.2(a), and by virtue of the Merger, the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “NetSpend Holdings, Inc.”

Section 1.4                                    By-laws.  At the Effective Time subject to the provisions of Section 6.2(a), and by virtue of the Merger, the by-laws of Sub in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation, until thereafter changed or amended in accordance with the provisions thereof, the certificate of incorporation and the applicable provisions of the DGCL.

Section 1.5                                    Board of Directors and Officers.  At the Effective Time, the directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The persons designated by Parent prior to the Closing Date shall be the initial officers of the Surviving Corporation, and shall hold office until the earlier of their death, disability, resignation or removal, or until their respective successors are duly elected and qualified.

Section 1.6                                    Effects of Merger.  From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and as provided in this Article I.

ARTICLE II

CONVERSION OF SHARES

Section 2.1                                    Conversion of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of the following securities, the following shall occur:

(a)                                 Each  share of common stock, par value $.001 per share (the “Common Stock”), of the Company that is held in the treasury of the Company and each share of Common Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company shall automatically be cancelled without any conversion thereof and no consideration shall be delivered in exchange therefor.

(b)                                 Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 2.1(a) and other than Dissenting Company Shares (as defined in Section 2.3)) shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to $16.00 (the “Merger Consideration”).  All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of outstanding Common Stock not represented by certificates (the “Common Book Entry Shares”), and each holder of a certificate or certificates (the “Common Stock Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Common Stock Certificate or Common Book Entry Share in accordance with Section 2.2.

(c)                                  Each share of Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Company Shares) shall be converted into the right to receive from the Surviving Corporation, an amount in cash, without interest, equal to $160.00 (the “Preferred Share Merger Consideration”) (which is the product of (i) ten, which is the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is convertible, and (ii) the Merger Consideration).  All such shares of Series A Convertible Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of outstanding Series A Convertible Preferred Stock, all of which are uncertificated (the “Preferred Book Entry Shares,” and together with the Common Book Entry Shares, the “Book Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Preferred Share Merger Consideration with respect to which each share of Series A Convertible Stock is convertible, without interest, upon surrender of such Preferred Book Entry Share in accordance with Section 2.2.

(d)                                 Each share of common stock of Sub (each a “Sub Share”), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shares of common stock shall constitute the only outstanding common stock of the Surviving Corporation.

(e)                                  If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock or Series A Convertible Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration and the Preferred Share Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

Section 2.2                                    Exchange of Common Stock Certificates and Book Entry Shares.  (a)  Paying Agent.  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the payment of the Merger Consideration and the Preferred Share Merger Consideration to be received by each holder of shares of Common Stock and Series A Convertible Preferred Stock, as the case may be.  Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time.

(b)                                 Surviving Corporation to Provide Funds.  At or before the Closing, Parent or Sub shall deposit (or cause to be deposited) with the Paying Agent cash in an aggregate amount sufficient to pay the aggregate Merger Consideration for all shares of Common Stock and the aggregate Preferred Share Merger Consideration for all shares of Series A Convertible Preferred Stock (such amounts, the “Exchange Fund”).  The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Common Stock and Series A Convertible Preferred Stock and (ii) promptly applied to making the payments provided for in Section 2.1.  The Exchange Fund shall not be used for any purpose that is not provided for herein.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months.  Any interest and other income resulting from such investments shall be kept in the Exchange Fund until such time as Parent directs that such interest and other income be delivered to Parent.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.  Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of shares of Common Stock six months after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, holders of shares of Common Stock and Series A Convertible Preferred Stock shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the Merger Consideration or Preferred Share Merger Consideration, as the case may be, without interest, upon the surrender of any Common Stock Certificates or Book Entry Shares held by them.

(c)                                  Exchange Procedures.  As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Common Stock Certificate or Book Entry Share, other than shares to be canceled pursuant to Section 2.1(a), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Common Stock Certificates or Book Entry Shares, as applicable, shall pass, only upon actual delivery of the Common Stock Certificates or Book Entry Shares to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Common Stock Certificates or Book Entry Shares, as applicable, in exchange for the Merger Consideration in the case of Common Stock Certificates and the Preferred Share Merger Consideration in the case of Preferred Book Entry Shares.  Upon surrender of a Common Stock Certificate or Book Entry Shares (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Common Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock or Series A Convertible Preferred Stock theretofore represented by such Common Stock Certificate or Book Entry Shares shall have been converted pursuant to Section 2.1(b) or Section 2.1(c), as applicable, and the Common Stock Certificates or Book Entry Shares so surrendered shall forthwith be canceled.  No interest will be paid or will accrue on the cash payable upon the surrender of any Common Stock Certificate or Book Entry Shares.  In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Common Stock Certificate so surrendered is registered, if such Common Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of such Common Stock Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Common Stock Certificate and Book Entry Share (other than Common Stock Certificates or Book Entry Shares representing Dissenting Company Shares and Common Stock Certificates or Book Entry Shares representing any shares of Common Stock to be canceled pursuant to Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Common Stock Certificate or Book Entry Share shall have been converted pursuant to Section 2.1.  If any Common Stock Certificate or Book Entry Share shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Common Stock Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Sub or the Surviving Corporation or any party hereto shall be liable to any former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.3                                    Dissenting Company Shares.  Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock or Series A Convertible Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) shall not be exchangeable for the right to receive the

Merger Consideration or the Preferred Share Merger Consideration, as applicable, and holders of such shares shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of such Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under such Section 262 of the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Company Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration or the Preferred Share Merger Consideration, as the case may be, without any interest thereon.  Upon the Company’s receipt of any notice of election to dissent in accordance with the provisions of such Section 262, the Company shall promptly provide Parent with a copy of such notice of election to dissent and provide Parent, at Parent’s expense, the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL so long as Parent does not create obligations for the Company effective prior to the Effective Time.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

Section 2.4                                    No Further Ownership Rights in the Shares.  From and after the Effective Time, all shares of Common Stock and Series A Convertible Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired, and the holders of shares of Common Stock and Series A Convertible Preferred Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable Law.  All cash paid upon the surrender of Common Stock Certificates or Book Entry Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock or Series A Convertible Preferred Stock previously represented thereby.

Section 2.5                                    Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock nor Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time shall thereafter be made.  If, after the Effective Time, Common Stock Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.6                                    Stock Options, Restricted Shares, Employee Stock Purchase Plan.

(a)                                 Options.

(i)                                     Prior to the Effective Time, the Company shall take all actions permitted under the terms of the Company Stock Plans and the applicable agreements pursuant to which Options were granted to provide that each outstanding option to purchase Common Stock (an “Option” and collectively the “Options”) granted under the Company’s 2004 Equity Incentive Plan (the “Company Stock Plans”) or a stand-alone award agreement with the Company, to the extent outstanding at the Effective Time and vested at or prior to the Effective

Time (including any Options to the extent that such Options vest contingently at the Effective Time of the Merger pursuant to the terms of the Company Stock Plans or any other agreement) shall be cancelled, terminated and converted at the Effective Time into the right to receive a cash payment, without interest, equal to the Option Merger Consideration for each share of Common Stock then subject to the vested Option. For the avoidance of doubt, the Company shall take all actions necessary to provide that (A) each vested Option with an exercise price per share that is equal to or greater than the Merger Consideration, and (B) each Option with a solely performance based vesting condition which performance vesting condition has not been satisfied pursuant to the terms of the Company Stock Plans or any other agreement at or prior to the Effective Time (after giving effect to the Merger) shall, in each such case, be canceled at the Effective Time without any cash payment being made in respect thereof and the holder of such Option shall have no further rights in respect thereof.

(ii)                                  Prior to the Effective Time, the Company and Parent shall take all actions necessary to provide that each Option that is unvested and outstanding at the Effective Time (other than an Option which is cancelled pursuant to Section 2.6(a)(i)(B) above) shall, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company or the holder of such Option, be assumed by Parent and converted into a stock option that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of common stock of Parent, $0.10 par value (“Parent Common Stock”), equal to the product of (A) the number of shares of Common Stock subject to such unvested Option, multiplied by (B) the Conversion Ratio (each, a “Converted Option”); provided, however, that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share.  The exercise price of each Converted Option shall be equal to (I) the exercise price of the unvested Option from which it was converted, divided by (II) the Conversion Ratio, rounded up to the nearest whole cent.  Following the Effective Time, each Converted Option shall continue to be governed by the same material terms and conditions as were applicable immediately prior to the Effective Time to the Option from which it was converted, including terms contained in the Company Stock Plans and any option award agreement (including the vesting schedule and provision regarding the acceleration of vesting to which the holder of such award would be entitled in the event of certain termination of employment events during the twelve-month period following the Merger as set forth in the applicable award agreement but excluding provisions relating to the administration of the Company Stock Plans and awards thereunder), in all cases subject to restrictions related to the issuance of shares under applicable Law.

(b)                                 Restricted Shares.

(i)                                     Prior to the Effective Time, the Company shall take all actions necessary to provide that each share of restricted stock and each restricted stock unit granted by the Company (a “Restricted Share”) under the Company Stock Plans or a stand-alone award agreement with the Company, to the extent outstanding at the Effective Time and vested at or prior to the Effective Time (including any Restricted Shares that vest contingently at the Effective Time of the Merger pursuant to the terms of the Company Stock Plans or any other agreement), shall be canceled and terminated in exchange for the right to receive a cash payment, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Restricted Share immediately prior to the Effective Time, and (ii) the Merger Consideration (the “Restricted Stock Unit Merger Consideration”).

(ii)                                  Prior to the Effective Time, the Company shall take all actions necessary to provide that each Restricted Share that is unvested and outstanding at the Effective Time and that is not terminated pursuant to Section 2.6(b)(i) shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Restricted Share, be assumed by Parent and converted into a right to acquire a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (A) the number of shares of Common Stock subject to such unvested Restricted Share (each, a “Converted Restricted Share”), multiplied by (B) the Conversion Ratio; provided, however, that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share.  With respect to each Converted Restricted Share that vested under its original terms based, in whole or in part, on the employee’s continued employment over a period of time, following the Effective Time, each such Converted Restricted Share shall continue to be governed by the same material terms and conditions as were applicable immediately prior to the Effective Time to such Restricted Share from which it was converted, including terms contained in the Company Stock Plans and any award agreement (including the vesting schedule and provision regarding the acceleration of vesting to which the holder of such award would be entitled in the event of certain termination of employment events during the twelve-month period following the Merger as set forth in the applicable award agreement but excluding provisions relating to the administration of the Company Stock Plans and awards thereunder), in all cases subject to restrictions related to the issuance of shares under applicable Law.  Except as set forth on Schedule 2.6(b)(ii), with respect to each Converted Restricted Share that vested under its original terms based, in whole or in part, on the achievement of certain performance conditions, following the Effective Time, each such Converted Restricted Share shall (i) notwithstanding anything to the contrary in the original award agreement, be modified so that all performance conditions shall lapse and such Converted Restricted Shares shall fully vest on December 31, 2015, provided that the holder of such Converted Restricted Share remains continuously employed with Parent or one of its Subsidiaries until such date; and (ii) except as set forth in the immediately preceding clause (i), continue to be governed by the same material terms and conditions as were applicable immediately prior to the Effective Time to such Restricted Share from which it was converted, including terms contained in the Company Stock Plans and any option award agreement (including the vesting schedule and provision regarding the acceleration of vesting to which the holder of such award would be entitled in the event of certain termination of employment events during the twelve-month period following the Merger as set forth in the applicable award agreement but excluding provisions relating to the administration of the Company Stock Plans and awards thereunder), in all cases subject to restrictions related to the issuance of shares under applicable Law.

(c)                                  As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Converted Option and holder of a Converted Restricted Share an appropriate notice setting forth the terms of such conversion.  With respect to any Option that is an “incentive stock option” (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the parties hereto intend that such assumption and conversion shall, to the extent reasonably practicable, conform to the requirements of Section 424(a) of the Code.  In addition, any Option converted pursuant to Section 2.6(a)(ii) and any Restricted Share converted pursuant to Section 2.6(b)(ii) shall be converted in a manner that complies with Section 409A of the Code (or an available exemption therefrom) and any guidance issued pursuant to Section 409A of the Code by the U.S. Department of Treasury.

(d)                                 Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Converted Options and Converted Restricted Shares.  As soon as practicable after the Effective Time, and not more than ten business days thereafter, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted Options and Converted Restricted Shares and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options and Converted Restricted Shares remain outstanding.

(e)                                  All cash payments to holders of Options and Restricted Shares pursuant to Section 2.6(a)(i) or Section 2.6(b)(i), respectively, shall be net of any applicable federal and withholding Tax.

(f)                                   For purposes of this Agreement:

(i)                                     “Conversion Ratio” means a fraction, the numerator of which shall be the Merger Consideration and the denominator of which shall be the average closing price for a share of Parent Common Stock on the New York Stock Exchange over the five consecutive trading days immediately preceding (but not including) the Closing Date.

(ii)                                  “Option Merger Consideration” shall mean, with respect to any share of Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable in respect of each share of Common Stock issuable under such Option.

(g)                                  Employee Stock Purchase Plan.  As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company or the appropriate committee of the Board of Directors of the Company shall take all reasonable actions, including adopting any necessary resolutions, to (i) terminate the NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”) as of immediately prior to the Closing Date, (ii) ensure that no offering period under the ESPP shall be commenced on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause a new exercise date to be set under the ESPP, which date shall be the business day immediately prior to the anticipated Closing Date, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Common Stock in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.6(g)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(h)                                 Option Merger Consideration and Restricted Stock Unit Merger Consideration.  Prior to the Effective Time, the Company shall deliver to Parent a schedule setting forth the Option Merger Consideration to be paid to the holders of Options pursuant to Section 2.6(a)(i) and the Restricted Stock Unit Merger Consideration to be paid to holders of Restricted Shares pursuant to Section 2.6(b)(i), and at or before the Closing, Parent shall deposit with the Company such aggregate Option Merger Consideration and such aggregate Restricted Stock Unit Merger Consideration.  The Company shall thereafter pay, less any applicable withholding pursuant to Section 2.7, the Option Merger Consideration to be paid to the holders of Options pursuant to Section 2.6(a)(i) and the Restricted Stock Unit Merger Consideration to be paid to holders of Restricted Shares pursuant to Section 2.6(b)(i), as the case may be, reasonably promptly (but in no event after the next payroll date occurring after the date that is seven business days following the Closing Date).  The payment of the Option Merger Consideration paid with respect to the Options in accordance with the terms of this Article II shall be in full satisfaction of all rights and privileges pertaining to the canceled Options, and on and after the Effective Time the holder of an Option shall have no further rights with respect to any Option, other than the right to receive the Option Merger Consideration as provided in Section 2.6(a)(i) and the right to receive a Converted Option pursuant to Section 2.6(a)(ii), as applicable.  The payment of the Restricted Stock Unit Merger Consideration paid with respect to the Restricted Shares in accordance with the terms of this Article II shall be in full satisfaction of all rights and privileges pertaining to the canceled Restricted Shares, and on and after the Effective Time the holder of a Restricted Share shall have no further rights with respect to any Restricted Share, other than the right to receive the Restricted Stock Unit Merger Consideration as provided in Section 2.6(b)(i), and the right to receive a Converted Restricted Share pursuant to Section 2.6(b)(ii), as applicable.

Section 2.7                                    Withholding Rights.  Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, or any applicable provision of state, local or non-U.S. Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate governmental authority by Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.8                                    Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, at 9:00 a.m. local time on the third (3rd) business day after the day on which the last of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction at the Closing of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions)) is fulfilled or waived in accordance with this Agreement, or at such other time and place as Parent and the Company shall agree in writing; provided, that, notwithstanding the satisfaction of the conditions set forth in Article VII, if in accordance with the foregoing the Closing were to occur prior to the date that is twelve (12) business days after the later of (x) the date on which the Stockholder Approval is obtained, (y) the date on which the Company shall have provided all of the Required Information in accordance with Section 6.14, and (z) the date on which the condition set forth in Section 7.1(c) is fulfilled or waived (the “Threshold Date”), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) any business day specified by Parent to the Company on or prior to the Threshold Date on no fewer than two (2) business days’ written notice to the Company and (ii) the Threshold Date, but subject, in each case, to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII as of the date for the Closing determined pursuant to this proviso (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions) at the Closing)), or at such other time and place as Parent and the Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.  For purposes of clause (y) of the foregoing sentence, when the Company in good faith reasonably believes that it has provided all of the Required Information in accordance with Section 6.14, it shall deliver to Parent a written certification signed by an executive officer of the Company as to the fulfillment of such obligation on the date specified therein (a “Required Information Compliance Certificate”) and if within three (3) business days after the receipt of a Required Information Compliance Certificate, Parent shall not have delivered to the Company a written notice stating with specificity which Required Information Parent reasonably believes the Company has not delivered or the date on which the Required Information was delivered (if different from the date specified by the Company), then the foregoing twelve (12) business day period shall be deemed to have commenced on the date specified by the Company in the Required Information Compliance Certificate; provided that the parties acknowledge and agree that the obligation to provide Required Information will reset (and a new Required Information Compliance Certificate will be required) following the date that is forty-five (45) days following the last day of any fiscal quarter of the Company; and provided, further, that, if upon the receipt of any Required Information Compliance Certificate, Parent delivers a written notice to the Company stating with specificity which Required Information Parent reasonably believes the Company has not delivered, then the foregoing twelve (12) business day period shall not commence until any deficiency described in the written notice is cured and a new Required Information Compliance Certificate is delivered.  The actual date and time at which the Closing occurs is referred to as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub, subject to and as qualified by items disclosed, (x) in the Company SEC Documents filed by the Company with the SEC after December 31, 2010 and at least three business days prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any “risk factor” section and any disclosures set forth in any such Company SEC Document in any section designated as relating to forward looking statements or any other disclosures included therein that are predictive, cautionary or forward-looking in nature); provided, however, that any disclosure in such Company SEC Documents shall be deemed to qualify any representation and warranty contained in this Article III only to the extent that the relevance of such disclosure is reasonably apparent on the face of such disclosure to such representation and warranty; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2, or (y) in the disclosure schedule (the “Disclosure Schedule”) delivered to Parent concurrently with the execution of this Agreement (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item to such Section is reasonably apparent on the face of such disclosure), as follows:

Section 3.1                                    Organization, Standing and Power.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or was formed and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on their respective businesses as now being conducted.  The Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent a copy of its and its Subsidiaries’ certificate or articles of incorporation, as applicable, and by-laws or other equivalent organizational documents as currently in effect and neither it nor any of its Subsidiaries is in violation of any provision of its certificate or articles of incorporation, as applicable, or by-laws or other equivalent organizational documents.  For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development, either individually or in the aggregate with any such other item, that is materially adverse to (I) the business, assets, liabilities, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole, or (II) the ability of the Company to consummate the transactions contemplated by this Agreement, other than, in each case, any event, change, circumstance, effect, occurrence, condition, state of facts or development (individually or in the aggregate) arising out of or resulting from (a) a decrease in the market price or the trading volume of shares of Common Stock, in and of itself, or any failure by the Company to meet any published public estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the facts or occurrences giving rise or contributing to any such changes or failures, which may be taken into account in determining whether there is a Material Adverse Effect), (b) general political, tax, economic or business conditions in the United States or any country or region in the world in which the Company or any of its Subsidiaries does business, or any changes therein, or general financial, securities, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, and including, in each case, any such event, change, circumstance, effect, occurrence, condition, state of facts or development arising out of or resulting from acts of war (whether or not declared) or the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, (c) changes in U.S. GAAP, applicable Law or authoritative interpretations thereof, (d) any change or effect generally affecting the industries or business segments in which the Company operates, (e) any hurricane, earthquake, flood or other natural disasters or acts of God, (f) any change or effect attributable to the execution or announcement of this Agreement or the performance by the Company of its express obligations hereunder (including compliance with the covenants set forth herein), other than (1) the termination of relationships with any Person or group of related Persons (each, a “Core Counterparty”) under the Contracts with each such Core Counterparty set forth on Section 3.1 of the Disclosure Schedule (collectively, the “Core Business Contracts”), or (2) any inaccuracy or breach of the representation set forth in Section 3.4(b), (g) the performance by Parent or any of its Affiliates of its or their express obligations under this Agreement, or (h) any action or omission by the Company taken at the express written request or with the prior written consent of Parent, provided that any event, change, circumstance, effect, occurrence, condition, state of facts or development arising out of or resulting from the matters described in (b) through (e) of this Section 3.1 shall not be excluded to the extent that such event, change, circumstance, effect, occurrence, condition, state of facts or development disproportionately and adversely affects the Company as compared to other Persons engaged in the businesses in which the Company engages.

Section 3.2                                    Capital Structure.  The authorized capital stock of the Company consists of 240,000,000 shares of common stock, par value $0.001 per share, of which 225,000,000 shares are designated common stock, and 15,000,000 shares are designated Class B common stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 1,500,000 shares are designated Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”).  As of the close of business on February 15, 2013, (i) there were issued and outstanding 69,467,923 shares of Common Stock, (ii) there were no shares of Class B Common Stock issued and outstanding, (iii) there were 700,000 shares of Series A Convertible Preferred Stock  issued and outstanding, (iv) there were Options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 10,883,156 shares of Common Stock and 2,212,904 Restricted Shares as set forth in Section 3.2 of the Disclosure Schedule.  Section 3.2 of the Disclosure Schedule sets forth (i) (A) the name of each Option holder, (B) the date each Option was granted, (C) the number of shares of Common Stock subject to each such Option, whether the Option is subject to any performance based vesting conditions or time based vesting conditions (including a summary description thereof), and the number of shares of Common Stock subject to each such Option which (x) will be vested at or prior to the Effective Time, (y) will not be vested at or prior to the Effective Time but which will not be canceled in accordance with Section 2.6(a)(i), and (z) will be canceled in accordance with Section 2.6(a)(i), and (D) the price at which each such Option may be exercised, and (ii) (A) the name of each holder of Restricted Shares, the number of Restricted Shares held by each such holder, whether such Restricted Shares are subject to any performance based vesting conditions or time based vesting conditions (including a summary description thereof), and the number of Restricted Shares which (x) will be vested at or prior to the Effective Time, (y) will not be vested at or prior to the Effective Time but which will not be canceled in accordance with Section 2.6(b)(i), and (z) will be canceled in accordance with Section 2.6(b)(i), and (B) the date such Restricted Shares were granted.  All of the outstanding shares of Common Stock and Preferred Stock, as applicable, are duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or by-laws or any Contract to which the Company is or was a party or otherwise bound.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter.  Except as otherwise set forth in this Section 3.2, the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights (either preemptive or other and including any “phantom stock rights”, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind) to subscribe for or to purchase or the value of which is based on, or any outstanding options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or any of its Subsidiaries.  The Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options or the conversion or vesting of Restricted Shares).  Since February 15, 2013, except as expressly permitted by this Agreement or as required by the ESPP, the Company has not issued any shares of capital stock except in connection with the conversion or exercise of securities referred to above.

Section 3.3                                    Subsidiaries.  Each direct and indirect Subsidiary of the Company and its respective jurisdiction of organization, incorporation or formation is identified on Section 3.3 of the Disclosure Schedule.  Each direct and indirect Subsidiary of the Company (i) is a corporation, partnership or other legal entity, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, (ii) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (iii) is qualified to transact business, and is in good standing, in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to have such power or be so organized, existing, qualified and in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any Liens (other than Liens arising by operation of Law or pledges required or which may be required under the existing terms of the Credit Agreement, dated September 24, 2012 (the “Credit Agreement”), among the Company, the lenders party thereto and SunTrust Bank, as Administrative Agent, as it has been amended through the date hereof), claims, encumbrances, security interests, equities and options of any nature whatsoever.  There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of, or any other equity interest in, any Subsidiary of, the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement.  Other than the ownership of the Company’s Subsidiaries as set forth in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 3.4                                    Authority; Non-Contravention.  (a)  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval.  Assuming that Parent and its Affiliates are not “interested stockholders” for purposes of Section 203 of the DGCL, the only vote of the stockholders of the Company necessary to approve the Merger is the affirmative vote (in person or by proxy) of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock (the “Stockholder Approval”), and no vote on the part of the holders of the outstanding shares of Series A Convertible Preferred Stock is required in connection with this Agreement or the Merger.  This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or by general principles of equity.  The Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (ii) the Board of Directors of the Company has approved this Agreement and the Merger and the other transactions contemplated hereby and has resolved, subject to its right to change its recommendation in accordance with Section 6.3, to recommend adoption of this Agreement and the Merger and the other transactions contemplated hereby to the holders of the outstanding shares of Common Stock.  The Board of Directors of the Company has directed that this Agreement be submitted to the holders of the outstanding shares of Common Stock for their adoption in accordance with this Agreement.

(b)                                 The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, lien or other contract, agreement, permit or license (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or affected, or (iii) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or pledges, liens, charges, mortgages, encumbrances and security interests (“Liens”) that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect, materially impair the ability of the Company and its Subsidiaries to perform their material obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby.  No registration, declaration or filing with (each, a “Registration”) or authorization, permit, consent or approval (each, a “Consent”) of any domestic (federal or state), foreign or supranational, court, arbitrator, commission, governmental body, regulatory or administrative agency or tribunal (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, except for (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of any national securities exchange, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,  (D) those matters, including but not limited to, regulatory consents, approvals and waivers, set forth in Section 3.4(b) of the Disclosure Schedule, (E) as may be required in connection with the Taxes described in Section 6.10, and (F) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the material transactions contemplated hereby.  Section 3.4(b) of the Disclosure Schedule sets forth (I) each jurisdiction in which the Company or any of its Subsidiaries hold any Money Transmitter Licenses, (II) each jurisdiction in which the Company or any of its Subsidiaries have applications pending for any Money Transmitter Licenses, (III) to the extent the Company or any of its Subsidiaries does not have a Money Transmitter License in a particular jurisdiction and a Money Transmitter License is generally required for the Company or any of its Subsidiaries or a Distributor to sell or reload Cards in such jurisdiction, a general description of the contractual or other arrangements currently in place upon which the Company or the relevant Subsidiary relies upon as a basis for the sale or reload of NetSpend Cards by the Company, any of its Subsidiaries or such Distributor in such jurisdiction without a Money Transmitter License, and (IV) each jurisdiction which would require the Company or any of its Subsidiaries to obtain a Money Transmitter License in order for the Company, any of its Subsidiaries or a Distributor to sell or reload Cards in such jurisdiction if the Company or relevant Subsidiary did not have a contractual or other arrangement contemplated by clause (III), and indicates whether any consent or approval from, or notice to or registration with, any Governmental Entity is required in connection with the Merger or the other transactions contemplated by this Agreement.

(c)                                  The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, adversely affect, restrict or inhibit, in each case in any material respect, the settlement of Card transactions in the ordinary course consistent with past practice through the Issuing Banks and Card Associations.  For purposes of this Agreement, “Cards” means any prepaid card, reloadable card, payroll card or similar instrument that is issued by a licensee of a Card Association with respect to which the Company or any of its Subsidiaries serves as the program manager and/or processor.

Section 3.5                                    SEC Documents; Absence of Undisclosed Liabilities.  (a)  Since December 31, 2010, the Company has filed or furnished all documents with the SEC required to be filed or furnished by the Company or any of its Subsidiaries under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents.  Each of the financial statements of the Company, including the related notes, included in the Company SEC Documents (collectively, the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that in the aggregate would not be material and, with respect to Company SEC Documents filed prior to the date hereof, to any other adjustments set forth therein).  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents is the subject of any ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the best knowledge of the Company, threatened, in each case involving the Company or any of its Subsidiaries (other than ordinary course, non-material inquiries or investigations by state regulators).

(b)                                 Neither the Company nor any of its Subsidiaries had at September 30, 2012 or has incurred since that date any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (i) liabilities, obligations or contingencies (A) which are fully reflected or reserved against in the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 or otherwise disclosed in the notes thereto, (B) which were incurred since September 30, 2012 in the ordinary course of business and consistent with past practices, (C) which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect, or (D) which have been discharged or paid in full prior to the date hereof, and (ii) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied or in the notes thereto.

(c)                                  The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act.  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure, and the Company has no reasonable basis to believe such controls and procedures are not effective to ensure, that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company has established and maintains a system of internal accounting controls and financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company that has been designed by the Company to be, and the Company has no reason to believe it will not be, effective, in each case, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee (A) any significant deficiencies and material weaknesses within the best knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in internal controls.  Since December 31, 2010, the Company has not received any material complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices.  The Company has made available to Parent a summary of any disclosure made by management to the Company’s auditors and audit committee since December 31, 2010 regarding significant deficiencies, material weaknesses and fraud.  As used in this Agreement, “best knowledge” means with respect to the Company or its Subsidiaries, the actual knowledge after reasonable inquiry of, (i) the Chief Executive Officer, Chief Financial Officer, President, and General Counsel, (ii) with respect to Section 3.11, the Senior Vice President of Human Resources, and (iii) with respect to Section 3.14, the Senior Vice President of Software Development and the Executive Vice President of IT Operations.

Section 3.6                                    Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Stockholder Meeting at the time of the mailing of the Proxy Statement or at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion therein.  The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.7                                    Absence of Certain Events.  Since September 30, 2012, the Company and each of its Subsidiaries has operated its respective business in all material respects in the ordinary course consistent with past practice (except with respect to the Company’s exploration of strategic options, including discussions with third parties regarding transactions involving the Company, its Subsidiaries or their equity securities, providing information to such third parties and related matters) and since September 30, 2012, there has not occurred (i) any event, change, circumstance, effect, occurrence, condition, state of facts or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (ii) any entry into any commitment or transaction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (iii) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iv) any amendments or changes in the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries; or (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, assets, stock, property or other securities) with respect to any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries (other than dividends or distributions by a Subsidiary to the Company or any other Subsidiary of the Company), or any direct or indirect repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options and the conversion of Restricted Shares or pursuant to the publicly announced stock purchase program in the amounts set forth on Section 3.7 of the Disclosure Schedule).

Section 3.8                                    Litigation.  There are no litigations, actions, suits or proceedings pending against the Company or any of its Subsidiaries or involving any of their respective properties or assets or any of their respective directors or officers in their capacities as such, or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets or any of their respective directors or officers in their capacities as such, at Law or in equity, or before or by any commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that have or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business or operations of the Company or any of its Subsidiaries as currently conducted or seeks to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or limit the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or services.  To the best knowledge of the Company, there are no pending or threatened litigations, actions, suits or proceedings by or before any Governmental

Entity involving an Issuing Bank that would be reasonably expected to adversely impact, restrict or alter the operations of the Company or any of its Subsidiaries as currently conducted in any material respect.  Except as disclosed in Section 3.8 of the Disclosure Schedule, none of the Company, any of its Subsidiaries, or any officer or director of the Company or any of its Subsidiaries, in his or her capacity as such, nor any material property or asset of the Company or any of its Subsidiaries, is subject to any continuing material order, judgment, decree or injunction of, rule or written agreement with, any Governmental Entity.

Section 3.9                                    No Violation of Law.

(a)                                 Neither the Company nor any of its Subsidiaries is, or since December 31, 2010 has been, in violation of or has been given written or, to its best knowledge, other notice of any violation of, any Law, except for violations which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  No investigation or review by any Governmental Entity is pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries involving any of their respective properties or assets or any of their respective officers or directors in their capacities as such, nor to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Company, since December 31, 2010, no Issuing Bank has been in violation of or has been given written notice of any violation of any Law, which violation would be reasonably expected to adversely impact, restrict or alter the operations of the Company or any of its Subsidiaries as currently conducted in any material respect.  The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.  The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.  No suspension or cancellation of any material Company Permit is pending or, to the best knowledge of the Company, threatened which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)                                 The operations of the Company and its Subsidiaries are, and since December 31, 2010 have been, in compliance in all material respects with all material cash management, money transmittal, money service, consumer protection, banking and privacy related Laws applicable to them, including but not limited to the Electronic Funds Transfer Act and all of the applicable rules, regulations, decisions, directives and orders issued by or under the Board of Governors of the Federal Reserve System, the State of Delaware Office of the State Bank Commissioner, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau and the Federal Trade Commission.  All funds loaded or otherwise credited to any Card are deposits for which the Federal Deposit Insurance Corporation provides pass-through insurance coverage.

(c)                                  Since December 31, 2010 neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company, any director, officer, agent or employee acting on behalf of the Company or any of its Subsidiaries, has (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(d)                                 (i) The Company and its Subsidiaries are, and since December 31, 2010, have been, in material compliance with, and have undertaken a reasonable diligence review with respect to the compliance of each of its cardholders (excluding holders of gift Cards), vendors that have access to cardholder data or cardholder funds, Issuing Banks, and Distributors with, all applicable Laws promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), (ii) none of (A) the Company or any of its Subsidiaries, (B) any director, officer or other Affiliate of the Company or any of its Subsidiaries, or (C) to the best knowledge of the Company, any agent or employee of the Company or any of its Subsidiaries, is currently subject to (or since December 31, 2010 has been subject to) any U.S. sanctions administered by OFAC and (iii) to the best knowledge of the Company, no vendor that has access to cardholder data or cardholder funds of the Company or any of its Subsidiaries, Issuing Bank, or Distributor, is currently subject to (or since December 31, 2010 has been subject to) any U.S. sanctions administered by OFAC.

(e)                                  The operations of the Company and its Subsidiaries are, and since December 31, 2010 have been, in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where the Company and its Subsidiaries conduct business, including but not limited to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and any instances of non-compliance have been resolved with the applicable Governmental Entity and no formal action, suit or proceeding by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, is threatened.

Section 3.10                             Taxes.  (a)  The Company and its Subsidiaries have (i) filed (or caused to be filed) all material Tax Returns required to be filed by them, and such Tax Returns were correct and complete in all material respects, and (ii) paid (or caused to be paid) all material Taxes shown as due on such Tax Returns except for Taxes for which adequate reserves have been established in accordance with U.S. GAAP.  There are no Liens for material Taxes upon any property or asset of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or Taxes being contested in good faith by appropriate procedures.  No deficiencies for any material Taxes have been asserted, proposed or assessed in writing by the Internal Revenue Service (the “IRS”) or any other governmental taxing authority against the Company or any of its Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures.

(b)                                 The Company and each of its Subsidiaries have withheld or collected all material Taxes required to be collected or withheld by them on payments to any employee, independent contractor, stockholder, creditor, customer or other third party.

(c)                                  Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(d)                                 The most recent financial statements of the Company and its Subsidiaries reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material unpaid Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with U.S. GAAP.

(e)                                  In the last four (4) years, no unresolved written claim has been made by any governmental taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)                                   No Tax Return of the Company or any of its Subsidiaries is currently under audit or examination by any governmental taxing authority, and no written notice from any governmental taxing authority has been received by the Company or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(g)                                  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or by contract (other than contracts entered into in the ordinary course of business, the primary subject of which is not Taxes).  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(h)                                 Neither the Company nor any of its Subsidiaries has agreed to make, nor are any of them required to make, any adjustment under Section 481(a) of the Code (or any similar provision of applicable state, local or non-U.S. Law) by reason of a change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(i)                                     Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code.

(j)                                    For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and non-U.S. income, profits, gross receipts, customs duty, sales, unemployment, disability, use, property, withholding, excise, production, value added and occupancy or other taxes of any kind whatsoever payable to a governmental authority, together with any interest, penalties and additions imposed with respect thereto, and “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.11                             Employee Benefit Plans; ERISA.  (a)  Section 3.11 of the Disclosure Schedule includes a complete list of (i) each employee benefit plan, program or policy providing benefits to any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or any ERISA Affiliate of the Company or to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability or contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding, for all purposes of this Agreement other than Section 3.11(g) hereof, any Employee Benefit Plan that is primarily subject to the Laws of any jurisdiction outside of the United States) and (ii) each employment, change-in-control, retention, and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits (each, a “Material Employment Agreement”).  The term “ERISA Affiliate” means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under Sections 4001(a)(14) and 4001(b) of ERISA or Section 414 of the Code.

(b)                                 With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) any material correspondence, if any, with the Department of Treasury, Department of Labor, or Pension Benefit Guaranty Corporation.  The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.  Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no material amendments to any Employee Benefit Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any ERISA Affiliate committed (whether or not such commitment is legally binding) to make any such amendments or to adopt or approve any new Employee Benefit Plan or Material Employment Agreement.

(c)                                  Each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that covers the Employee Benefit Plan as amended as of the date of this Agreement has received (or has timely requested) a favorable determination letter or opinion letter from the Internal Revenue Service covering all applicable provisions on which the Internal Revenue Service will currently rule, and to the

Company’s best knowledge, there are no circumstances and no events have occurred that adversely affect the qualified status of any such Employee Benefit Plan or the related trust.

(d)                                 No Employee Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No Employee Benefit Plan  provides for post-retirement or post-employment welfare benefits (other than healthcare continuation coverage required under applicable Federal or state law).  Neither the Company nor any of its subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

(e)                                  (i) The Company and its Subsidiaries (and ERISA Affiliates of the Company) have complied in all material respects, and are now in material compliance, with all provisions of ERISA, the Code and all Laws and regulations applicable to the Employee Benefit Plans and Material Employment Agreements and each Employee Benefit Plan and Material Employment Agreement has been administered in all material respects in accordance with its terms; (ii) all contributions or premiums required to be made by either the Company or any of its Subsidiaries under the terms of each Employee Benefit Plan or Material Employment Agreement or by ERISA, the Code or applicable Laws have in all material respects been made in a timely fashion in accordance with ERISA, the Code or applicable Laws and the terms of such Employee Benefit Plan or Material Employment Agreement; (iii) none of the Company or any of its Subsidiaries nor any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; and (iv) there are no pending or, to the Company’s best knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Employee Benefit Plan or any participant in an Employee Benefit Plan.

(f)                                   Except as contemplated by this Agreement or the terms of the Company Stock Plan, including the terms of the Restricted Shares and Options set forth in Section 3.2 of the Disclosure Schedule, or the Material Employment Agreements set forth in Section 3.11 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or require any contributions or payments to fund any obligations under any Employee Benefit Plan.

(g)                                  To the best knowledge of the Company, all Employee Benefit Plans that are primarily subject to the Laws of any jurisdiction outside of the United States have been maintained in compliance in all material respects with all applicable Laws (including, if they are intended to qualify for special Tax treatment, applicable Tax Laws).

(h)                                 There are no agreements, Employee Benefit Plan or Material Employment Agreement provisions which will or may provide payments of money or other property, acceleration of benefits, or provisions of other rights to any officer, employee, stockholder, independent contractor or highly compensated individual, or other “disqualified individual” within the meaning of Section 280G(c) of the Code which will be “parachute payments” under Section 280G of the Code that are nondeductible to the Company or any Subsidiary of the Company or subject to Tax under Section 4999 of the Code.

(i)                                     To the best knowledge of the Company, each person on the payroll records of Company or any of its Subsidiaries is properly classified as an employee or independent contractor, and has been properly classified on their payroll records as exempt or nonexempt under the Fair Labor Standards Act or any applicable state or foreign law equivalent.

Section 3.12                             Environmental Matters.

(a)                                 (i) The Company and its Subsidiaries conduct (and since December 31, 2010 have conducted) their respective businesses in compliance with all applicable Environmental Laws, including having all Company Permits reasonably necessary under applicable Environmental Laws for the operation of their respective businesses as presently conducted or proposed to be conducted, (ii) none of the properties owned or leased by the Company or any of its Subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (iv) there are no conditions existing on currently or, to the best knowledge of the Company, formerly owned or leased properties of the Company or the Company’s Subsidiaries that would reasonably be expected to give rise to any liability under any Environmental Law and (v) the Company has provided Parent all material, non-privileged environmental site assessments, audits and reports currently in the Company’s possession with respect to matters arising under Environmental Law concerning any currently or formerly owned or leased properties, assets or businesses of the Company and the Company’s Subsidiaries, except for violations of the foregoing clauses (i) through (v) that would not have or reasonably be expected to have a Material Adverse Effect.  This Section 3.12 contains the sole and exclusive representations of the Company regarding matters arising under Environmental Laws.

(b)                                 As used herein, “Environmental Law” means any federal, state, local or foreign Law relating to the protection of the environment or to human health or safety (in the case of human health or safety, as it relates to exposure to Hazardous Substances).

(c)                                  As used herein, “Hazardous Substance” means any substance  listed, defined, designated or classified as hazardous, toxic, or radioactive, or otherwise regulated, under any Environmental Law, including any petroleum or any derivative or byproduct thereof, asbestos, or asbestos containing material, or polychlorinated biphenyls.

Section 3.13                             Affiliate Transactions.  Except for the contractual relationships described in the Company’s proxy statement for the April 27, 2012 Annual Meeting of Stockholders of the Company (the “2012 Proxy Statement”), there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404(a) of Regulation S-K under the Securities Act.  Other than any Subsidiary of the Company and except as set forth in the 2012 Proxy Statement, to the best knowledge of the Company, no executive officer or director or other Affiliate of the Company owns or has any interest in any assets (real or personal, tangible or intangible) used to conduct the business of the Company as it is currently conducted, or is a party to, or has a controlling interest in a Person that is a party to, any material contract or arrangement with the Company or any of its Subsidiaries relating to a relationship as customer of or supplier or lessor to the Company or any of its Subsidiaries.  Except as set forth in the 2012 Proxy Statement or Section 3.13 of the Disclosure Schedule, neither the Company nor any Affiliate of the Company has any agreement, arrangement or other understanding with any officer, director or employee of the Company or any of its Subsidiaries with respect to any matter relating to the transactions contemplated by this Agreement other than Employee Benefit Plans disclosed in Section 3.11(a) of the Disclosure Schedule, indemnification arrangements, Material Employment Agreements, the terms of Restricted Shares and Options, and director compensation for service on the board of directors or any committee.  Since December 31, 2010, no current or former executive officer or director of the Company has asserted in writing or, to the best knowledge of the Company, orally, any claim, charge, action or cause of action against the Company or any of its Subsidiaries and no such item previously asserted, if any, remains pending, except for immaterial claims for accrued vacation pay, accrued benefits under any Employee Benefit Plan and similar matters.  For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.14                             Intellectual Property.  (a)  Section 3.14(a) of the Disclosure Schedule sets forth (i) a complete and accurate list of all issued patents and pending patent applications and registered and applied for trademarks, service marks, copyrights and domain names owned by the Company or any of its Subsidiaries, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefore and (ii) as of the date of this Agreement, to the best knowledge of the Company, a list of material Company Software owned by the Company or any of its Subsidiaries that is incorporated into the processing system used by the Company or any of its Subsidiaries in the operation of their respective businesses as currently conducted.

(b)                                 There are no material claims pending or, to the best knowledge of the Company, threatened, (i) alleging that the operation of the business by Company or any of its Subsidiaries or any of the Company Intellectual Property Rights owned by Company or any of its Subsidiaries infringes or misappropriates any IP Rights owned by a third party or (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights owned by Company or any of its Subsidiaries, and, to the best knowledge of the Company, there is no reasonable basis for any such claim.  None of the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries are subject to any outstanding injunction, judgment, order, decree, ruling or charge.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the best knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of any of the material Company Intellectual Property Rights owned by Company or any of its Subsidiaries.  As of the date of this Agreement, all registrations, applications therefor, filings, issuances and other actions for Company Intellectual Property Rights owned by Company or any of its Subsidiaries are, and remain, in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, any applicable domain name registrar, or any other filing offices, domestic or foreign.

(c)                                  Each of the Company and its Subsidiaries owns exclusive and marketable title and interest in or has a valid and enforceable right to use pursuant to a written license agreement (each free and clear of all Liens other than Liens for Taxes not yet due or Taxes being contested in good faith by appropriate procedures), without payment obligations to any third party except pursuant to a License-In Agreement, all Company Intellectual Property Rights, in each case to the extent necessary or used to carry on its respective business in all material respects as currently conducted and as proposed to be conducted.  To the best knowledge of the Company, none of (i) the Company or any of its Subsidiaries, (ii) the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries and (iii) the operation of the business of the Company or any of its Subsidiaries interferes with, infringes upon, misappropriates, or otherwise comes into conflict with any IP Rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any IP Rights of any third party) that has not been resolved.

(d)                                 Neither the Company nor any of its Subsidiaries has made a claim of a violation, infringement, dilution, misuse or misappropriation by any third party, of their rights to, or in connection with, any Company Intellectual Property Rights owned by Company or any of its Subsidiaries, except for notices to internet marketers attempting to divert traffic to their websites by using the Company’s marks. Neither the Company nor any of its Subsidiaries has agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conduct with respect to any Company Intellectual Property Rights owned by Company or any of its Subsidiaries other than in the ordinary course of business.  To the best knowledge of the Company, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Company Intellectual Property Rights.

(e)                                  The Company Intellectual Property Rights include all of the IP Rights reasonably necessary and sufficient for the operation of the business of Company and its Subsidiaries in accordance with present practices of Company and its Subsidiaries.

(f)                                   To the best knowledge of the Company, each license, other than Public Software and “off-the-shelf” commercially available software programs having an annual license, renewal or assurance fee of less than $100,000 in the aggregate (“Commercially Available Software Programs”), pursuant to which the Company or any of its Subsidiaries licenses or sublicenses from a third party material IP Rights that are used in or necessary for the conduct of the business by the Company or its relevant Subsidiary substantially in the manner currently conducted (such license agreements being referred to as “License-In Agreements”) is valid, binding and in full force and effect.  Except as set forth in Section 3.14(f) of the Disclosure Schedule, each Material License-in Agreement will continue to be valid, binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement and, to the best knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a default or permit termination, modification, or acceleration thereunder, other than any such default or permit termination, modification or acceleration as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has granted any license or sublicense or similar right with respect to any item of the Company Intellectual Property Rights or any License-In Agreement, except under a non-exclusive license granted in the ordinary course of business.

(g)                                  Section 3.14(g) of the Disclosure Schedule sets forth a complete and accurate list of each material License-In Agreement, in each case specifying the parties, execution date and title for each such License-In Agreement (collectively, the “Material License-In Agreements”).

(h)                                 Each Company Intellectual Property Right (except for Commercially Available Software Programs that the Company and its Subsidiaries use in the ordinary course of business) owned, used or held for use by the Company and its Subsidiaries immediately prior to the Closing, will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing, except as set forth in Section 3.14(h) of the Disclosure Schedule.

(i)                                     The Company and its Subsidiaries are taking and since December 31, 2008 have taken commercially reasonable actions to maintain the secrecy of all trade secrets and confidential information of the Company and its Subsidiaries and, since December 31, 2010, the Company and its Subsidiaries have taken, commercially reasonable actions to maintain and protect, in all material respects, all other material items of the Company Intellectual Property Rights that they own or use.

(j)                                    Except as set forth in Section 3.14(j) of the Disclosure Schedule, no open source Software, freeware or other Software distributed under similar licensing or distribution models (including Software licensed or distributed under GNU’s General Public License (GPL). Affero GPL, or Lesser/Library GPL (LGPL), the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community License (SCSL), the Sun Industry Standards License (SISL), the BSD License) or the Apache License (“Public Software”) has been incorporated into any Company Software owned by Company or any of its Subsidiaries that would in any way obligate the Company or its Subsidiaries to disclose, distribute or license to any third party the source code for any such Company Software or to otherwise impose any limitation, restriction or condition on the right or ability of Company or any of its Subsidiaries to license or distribute such Company Software.  Company and its Subsidiaries have not provided and are not obligated to provide, to any third party, the source code for any Software owned by the Company or its Subsidiaries that is included in the Company Software.

(k)                                 For purposes of this Agreement, “IP Rights” means all intellectual and industrial property which is recognized under the Laws of the United States, whether under common law, by statute or otherwise, including, but not limited to, any intellectual or industrial property included in or covered by an application (including provisional applications), certificate, filing, registration or other document seeking or confirming IP Rights issued by, filed with or recorded by any Governmental Entity in the United States, including but not limited to, intellectual or industrial property arising out of the following:

(i)                                     patents (including all provisionals, reissues, reexaminations, divisions, continuations and extensions thereof) and patent applications;

(ii)                                  trade names, trademarks, service names, service marks, product names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing;

(iii)                               original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing;

(iv)                              computer code of any type (whether source code or object code) in any programming or markup language underlying any type of computer programming (whether application software, middleware, firmware, libraries or system software) including, but not limited to, applets, assemblers, compilers, design tools, and user interfaces; databases, compilations and fixations thereof, including any and all data and collections of data relating to the foregoing, whether machine readable or otherwise (collectively, “Software”);

(v)                                 uniform resource locators, website addresses, domain names, website content and all fixations thereof;

(vi)                              trade secrets, inventions, confidential and proprietary information, know-how, formulae, methods, schedules and processes; and

(vii)                           any other intangible property similar to any of the above.

(l)                                     For purposes of this Agreement, “Company Intellectual Property Rights” means all IP Rights used or held for use by, owned by or licensed to Company or any of its Subsidiaries.

(m)                             For purposes of this Agreement, “Company Software” means all Software owned by, used, held for use or proposed for use by, or licensed to Company or any of its Subsidiaries.

Section 3.15                             Takeover Statutes.  Assuming that the representations of Parent and Sub set forth in Section 4.8 are accurate, the Company’s Board of Directors has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby or thereby.  No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby or thereby.  There is no stockholder rights plan, “poison pill” plan, anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

Section 3.16                             Properties; Title to Tangible Assets.

(a)                                 Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Section 3.16(b) of the Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased, licensed, used or occupied by the Company or its Subsidiaries with an annual rent obligation in excess of $100,000 (collectively, “Leased Real Property”) and the location of the premises, and all leases, subleases, license agreements and other similar such agreements (as amended), pursuant to which the Company or any of its Subsidiaries has an interest in the Leased Real Property.

(c)                                  The Company and each of its Subsidiaries has good title to all of the Leased Real Property and other material tangible properties and assets as reflected in the most recent balance sheet included in the Company Financial Statements and the notes thereto, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (i) Liens for Taxes not yet due or Taxes being contested in good faith by appropriate procedures, (ii) Liens under the Credit Agreement, and (iii) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary), and except for such matters which, in each case, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.  All leases under which the Company or any of its Subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default, other than any such failure to be in good standing, valid and effective and defaults thereunder which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.  All such properties and assets are in good condition and repair, reasonable wear and tear excepted, and are adequate to carry on the business of the Company and the Company’s Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.17                             Non-Competition; Non-Solicitation.  Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract which (a) purports to restrict in any material respect or prohibit the Company or any Subsidiary of the Company, directly or indirectly, from engaging in any line of business in any geographic area, or with any Person, or soliciting any potential customers (other than restrictions entered into in the ordinary course of business relating to the direct solicitation of, or marketing to, customers of any Distributor of the Company or any Subsidiary of the Company) or employees, or (b) requires any of them to provide business, distribution or investment opportunities or pricing to any Person on an exclusive or most favored nation basis.

Section 3.18                             Opinion of Financial Advisors.  The Company’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement and based upon and subject to the factors, assumptions and limitations set forth therein, the consideration to be received by the holders of shares of Common Stock (other than Parent, each of the Stockholder Parties and each of their respective Affiliates) in respect of such shares in the Merger is fair, from a financial point of view, to such holders (the “Fairness Opinion”).

Section 3.19                             Brokers and Finders.  The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation  to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisor. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

Section 3.20                             Insurance.  The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries as of the date hereof.  Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.21                             Material Contracts.

(a)                                 Section 3.21(a) of the Disclosure Schedule sets forth, as of the date hereof, each Contract (other than any employment or severance agreement):  (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that creates a partnership or joint venture or similar arrangement (other than any distribution or joint marketing arrangements entered into in the ordinary course of business); (iii) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness of or to the Company or any of its Subsidiaries in excess of $5,000,000; (v) that is a Contract (other than this Agreement) for the purchase or sale of any entity or assets after the date hereof in excess of $5,000,000 (other than customer or supplier contracts); (vi) that is a collective bargaining agreement; (vii) under which the Company or any of its Subsidiaries has made or received payments in excess of $5,000,000 since January 1, 2012 (other than Contracts with Distributors, Key Issuing Bank Contracts, Key Reloader or Network Contracts, Key Marketing Contracts, Section XI Contracts or Core Business Contracts, and excluding the Contract set forth on Section 3.21(a) of the Disclosure Schedule under the label “Excluded Contracts”); (viii) that, other than the certificate or articles of incorporation, as applicable, and by-laws of the Company or any of its Subsidiaries, provides for the indemnification of any officer, director or employee of the Company or any of its Subsidiaries; (ix) that provides for any obligation of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person; (x) that is an outstanding power of attorney, or provides for an obligation or liability of the Company or any of its Subsidiaries (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party that could result in payments in excess of $5,000,000, other than obligations between the Company and any of its Subsidiaries; (xi) with a Distributor through which the Company or any of its Subsidiaries has distributed Cards which have generated revenues to the Company and its Subsidiaries in excess of $5,000,000 for the year ended December 31, 2012 (the “Section XI Contracts”); (xii) that are Material License-in Agreements; (xiii) that is a Core Business Contract, or (xiv) as set forth on Section 3.21(a) of the Disclosure Schedule under the label “Key Issuing Bank Contracts”, “Key Reloader or Network Contract” and “Key Marketing Contracts” (“Key Issuing Bank Contracts”, “Key Reloader or Network Contracts” and “Key Marketing Contracts”, respectively).  Each such Contract described in clauses (i)-(xiv) and each Contract set forth in Section 3.17 of the Disclosure Schedule is referred to herein as a “Material Contract”.  True and complete copies of all Material Contracts which are not publicly available as an exhibit to a Company SEC Document has been made available to Parent except to the extent contractual confidentiality obligations in connection therewith prohibit such disclosure.

(b)                                 Each Material Contract, and each new Contract entered into or amended after the date hereof that if in effect on such terms as of the date hereof would have been a Material Contract (each, a “New Material Contract”), is a valid and binding obligation of the Company or its relevant Subsidiary party thereto enforceable against the Company or such Subsidiary in accordance with its terms and, to the best knowledge of the Company, each other party thereto, and is in full force and effect.  The Company or such Subsidiary has performed all obligations required to be performed by it under each Material Contract or New Material Contract and, to the best knowledge of the Company, each other party to each Material Contract or New Material Contract has performed all obligations required to be performed by it under such Material Contract or New Material Contract, except in each case as, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.  The Company or its relevant Subsidiary party thereto is not in violation of or in default of any obligation under (or is not aware of any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or New Material Contract to which it is a party or by which it or any of its properties or assets is bound and, to its best knowledge, no other party is in violation of, or in default of any obligation under, such Material Contracts or New Material Contracts, in each case except for any violations or defaults which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Except as set forth on Section 3.21(b) of the Disclosure Schedule, the Company has not received any written or, to the best knowledge of the Company, oral notice from any party to a Material Contract or New Material Contract that such party intends to terminate, cancel, not to renew or to otherwise modify or amend in any material respect in a manner adverse to the Company, or to request a modification or amendment of in any material respect in a manner adverse to the Company (including any material reduction or change to pricing terms) any such Material Contract or New Material Contract to which it is a party.  For the avoidance of doubt, the parties acknowledge and agree that this Section 3.21(b) shall not apply to any Core Business Contract (which shall be governed instead by the provisions of Section 3.21(c)).

(c)                                  Each Core Business Contract is a valid and binding obligation of the Company or its relevant Subsidiary party thereto enforceable against the Company or such Subsidiary in accordance with its terms and, to the best knowledge of the Company, each other party thereto, and is in full force and effect.  The Company or such Subsidiary has performed in all material respects all material obligations required to be performed by it under each Core Business Contract and, to the best knowledge of the Company, each other party to each Core Business Contract has performed in all material respects all material obligations required to be performed by it under such Core Business Contract.  The Company or its relevant Subsidiary party thereto is not in violation of or in default of any obligation under (or is not aware of any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Core Business Contract to which it is a party or by which it or any of its properties or assets is bound and, to its best knowledge, no other party is in violation of, or in default of any obligation under, such Core Business Contracts, except in each case for such violations or defaults that have not and would not reasonably be expected to result, either individually or in the aggregate, in a material impairment of the benefits to the Company and its Subsidiaries under the applicable Core Business Contract.  Except as set forth on Section 3.21(c) of the Disclosure Schedule, the Company has not received written or, to the best knowledge of the Company, oral notice from any party to a Core Business Contract that such party intends to terminate, cancel, not to renew, or to otherwise modify or amend in any material respect in a manner adverse to the Company, or to request a modification or amendment of in any material respect in a manner adverse to the Company (including any material reduction or change to pricing terms), any such Core Business Contract to which it is a party.

(d)                                 The Company has delivered to Parent a true, accurate and complete copy of the current version of the standard form Distributor Contract presently used by the Company or any of its Subsidiaries in connection with the distribution of Cards through Distributors that are retailers or corporate employers. Since December 31, 2010, the Company has conducted reasonable due diligence reviews with respect to each Person that became a Distributor on or after such date, and each such Distributor was, at the time the Company first entered into any Contract with such Distributor, in material compliance with the credit review and applicable acceptance criteria of the Company and its Subsidiaries for such type of Distributor.  Since December 31, 2010, the Company has conducted a reasonable due diligence review with respect to each Distributor with which the Company or any of its Subsidiaries has renewed a Distributor Contract on or after such date, and each such Distributor was, at the time such Distributor Contract was renewed, in material compliance with the applicable credit review and acceptance criteria of the Company and its Subsidiaries for such type of Distributor.

(e)                                  For purposes of this Agreement:

(i)                                     “Distributor Contract” means any agreement between the Company or any of its Subsidiaries and a Distributor that is a retailer, corporate employee or aggregator.

(ii)                                  “Distributor” means any Person through which the Company or any of its Subsidiaries distributes, markets, offers or makes available Cards for sale or distribution to cardholders or other end-users.

Section 3.22                             Card Association Matters; Security Breaches; Outages.

(a)                                 Since December 31, 2010, there has been no failure by the Company or any of its Subsidiaries to comply in any material respect with the applicable bylaws, operating rules and identification standards manual of, and any other rules, regulations, manuals, policies and procedures promulgated by, any Card Association (including Payment Card Industry Data Security Standards, Visa’s Cardholder Information Security program, MasterCard’s Site Data Protection program and Discover Network’s Debit and Prepaid Operating Regulations), in each case as may be in effect from time to time (collectively, “Network Rules”).  Since December 31, 2010, the Company and its Subsidiaries have properly responded in all material respects to all written notices from any Card Association alleging any failure to comply with the rules and regulations of the Card Associations.  To the best knowledge of the Company, no Contract between the Company or any of its Subsidiaries and any Issuing Bank violates in any material respect the Network Rules applicable thereto, and the performance by the Company and its Subsidiaries of their respective obligations thereunder, does not violate in any material respect any of the Network Rules applicable thereto.

(b)                                 The Company has implemented, and is in compliance in all material respects with, technical measures and policies designed to reasonably assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data under its control.  Since January 1, 2010, there has been no actual breach of security of systems under the control of the Company or any of its Subsidiaries involving the acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has a duty or obligation under applicable Law, the Network Rules or any Contract to maintain the security or confidentiality thereof, which breach, either individually or collectively with all related breaches, has resulted in, or is reasonably expected to result in, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties (collectively, “Losses) to the Company or any of its Subsidiaries of more than $25.6 million (a “Material Security Breach”).  For the avoidance of doubt, no representation or warranty is being made pursuant  to this Section 3.22 regarding information, confidential or proprietary data obtained by third parties from cardholders that does not involve an actual breach of security or unauthorized access to systems under the control of the Company or any of its Subsidiaries.

(c)                                  Except as set forth in Section 3.22(c) of the Disclosure Schedule, since January 1, 2010, there have been no facts or circumstances that would require the Company to give notice to any customers or other similarly situated individuals of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach.

(d)                                 The Company has made available to Parent true, correct and complete copies of all current privacy policies that are used by the Company and its Subsidiaries with regard to the collection and use of personally identifiable information.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and policies of any Issuing Banks or the Company and its Subsidiaries (including those policies referenced in Section 3.22(b)) relating to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (e.g., spam) applicable to the business of the Company and its Subsidiaries.

(e)                                  Other than any Issuing Bank’s overdraft protection program and courtesy cushion funds, none of the Company or any of its Subsidiaries offers or sponsors any program or other practice providing for credit or loans or the issuance of credit, charge or other cards that extend credit or loans to the holders thereof.

(f)                                   Each Company Financial Statement appropriately estimates and accounts for and reflects the Chargebacks and Credit Losses of the Company and its Subsidiaries as of the date of such Company Financial Statement.  The funds held by or on behalf of Issuing Banks (including funds in transit from Distributors) in respect of the Company’s and its Subsidiaries’ Card programs are sufficient to satisfy the liabilities associated with the loaded value attributable to Cards issued in connection therewith.

(g)                                  Each Card program sponsored by the Company or any of its Subsidiaries (i) has been approved by the Issuing Bank associated therewith and (ii) has been approved by the applicable Card Association associated with the Cards issued or to be issued with respect to such program, in the case of clauses (i) and (ii), to the extent approval is required thereby.

(h)                                 For purposes of this Agreement:

(i)                                     “Card Association” means MasterCard Inc., VISA Inc., their related international entities, and any other card association, network, gateway service or similar interchange or entity (including Pulse Network and other debit card networks and links)

with whom the Company, any of its Subsidiaries or any Issuing Bank may have a Contract for processing and/or facilitating switching settlement of transaction media generated by holders of Cards or similar instruments issued by licensees of such groups; provided, that with respect to Issuing Banks, the foregoing shall be limited to associations, networks and similar entities with respect to which the Issuing Banks sponsors one or more Card programs on behalf of the Company or any of its Subsidiaries.

(ii)                                  “Chargebacks” means the reversal of a Card transaction in accordance with the applicable Network Rules including any fees, costs and expenses of collection related thereto.

(iii)                               “Credit Loss” means a loss resulting from the failure by a Distributor to timely pay amounts owed by it under a Distributor Contract, other than amounts owed by reason of a Chargeback, and the fees, costs and expenses of collection related thereto. For the avoidance of doubt, a settlement advance for which cleared funds are not received from the applicable Card Association or other settlement system and which is not otherwise repaid by the relevant Distributor or recoverable as a Chargeback shall be considered a Credit Loss.

(iv)                              “Issuing Bank” means a financial institution that sponsors the Company or one or more of its Subsidiaries as a participant in a Card Association or issues Cards (or maintains deposits) in connection with a prepaid, payroll or other Card program marketed or distributed by the Company or one or more of its Subsidiaries.

Section 3.23                             No Other Representations or Warranties.  (a)  Except for the representations and warranties contained in this Article III of this Agreement or in any certificate to be delivered pursuant hereto, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent or Sub including any information, documents, projections, forecasts or other material made available to Parent and Sub in certain “data rooms” or “virtual data rooms”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b)                                 In connection with the investigation by Parent and Sub of the Company and its Subsidiaries, Parent and Sub have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information.  Parent and Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent and Sub is familiar with such uncertainties, that each of Parent and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Sub shall have no claim against anyone with respect thereto.  Accordingly, each of Parent and Sub acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1                                    Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its state of incorporation and has all requisite power and authority to own, lease and operate its assets and carry on its business as now being conducted.  Each of Parent and Sub is duly qualified to do business and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except where the failure to be so qualified would, individually or in the aggregate, not reasonably be expected to prevent or delay materially the consummation of the Merger.

Section 4.2                                    Sub.  Since the date of its incorporation, Sub has not carried on any business or conducted any operations, and will not do so, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  Sub was incorporated solely for the purpose of consummating the Merger and the other transactions contemplated by this Agreement.  All of the outstanding shares of capital stock of Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (except for pledges that may be required in connection with Parent’s current or future debt).

Section 4.3                                    Authority; Non-Contravention.  Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Sub.  This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the certificate or articles of incorporation, as applicable, by-laws or other organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or affected, or (iii) except for the Consents and Registrations described in the immediately following sentence, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent the consummation of the Merger or any of the other transactions contemplated hereby.  No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or any of its Subsidiaries of the Merger and the other transactions contemplated hereby, except for (A) compliance with and filings under the HSR Act, (B) compliance with the provisions of the Exchange Act and the rules of any national securities exchange, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (D)  those Registrations and Consents set forth in Section 4.3 of the Disclosure Schedule, (E) as may be required in connection with the Taxes described in Section 6.10, and (F) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

Section 4.4                                    Proxy Statement.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.5                                    Financing.

(a)                                 Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of an executed debt financing commitment letter and the related fee letter (provided, that provisions in the fee letter related to fees, pricing, economic “flex” terms, “securities demand”, thresholds, caps and other items not affecting conditionality have been redacted) from the financial institutions identified therein (as the same may be amended, supplemented or otherwise modified or replaced as contemplated herein, the “Debt Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (the “Debt Financing”).

(b)                                 The Debt Commitment Letter has not been amended or modified prior to the date hereof (other than amendments or modifications that are expressly permitted by Section 6.14(c)), and, as of the date hereof, the respective commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded.  Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate proceeds contemplated by the Debt Commitment Letter will, together with Parent’s immediately available and unrestricted cash, be sufficient when funded for Parent and the Surviving Corporation to consummate the Merger and the other transactions contemplated by this Agreement, including without limitation, to pay the aggregate Merger Consideration to be paid to the holders of shares of Common Stock, the aggregate Preferred Share Merger Consideration to be paid to the holders of shares of Series A Convertible Preferred Stock, and the aggregate consideration to be paid to holders of Options and Restricted Shares as a result of the Merger, and all fees and expenses related to the Merger and the other transactions contemplated by this Agreement.  The Debt Commitment Letter is not subject to any conditions precedent or other contingencies other than as set forth therein and, as of the date hereof, is  the legal, valid, binding and enforceable obligations of Parent and Sub and, insofar as is known to Parent, each of the other parties thereto.  All commitments and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid in full.

Section 4.6                                    Litigation.  Except for matters which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective officers or directors in his or her capacity as such, nor is there any order, judgment, decree or injunction of any Governmental Entity outstanding against Parent or any of its Subsidiaries or any of their respective officers or directors in his or her capacity as such which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

Section 4.7                                    Brokers.  No broker, investment banker or other Person, other than Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 4.8                                    Ownership of Shares.  Neither Parent nor Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).  Other than pursuant to this Agreement and the Voting Agreement, as of the date hereof, neither Parent nor Sub nor any of their controlled Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Common Stock or Series A Convertible Preferred Stock or is a party to any agreements or understandings relating to the Common Stock or Series A Convertible Preferred Stock.  Parent agrees to vote all shares of Common Stock as to which it or any of its controlled Affiliates has voting power in favor of approval and adoption of this Agreement and approval of the Merger at the Stockholder Meeting.

Section 4.9                                    Solvency.  As of the Effective Time, assuming the accuracy of the representations and warranties of the Company set forth in Article III, and after giving effect to all of the transactions contemplated by this Agreement, including financing therefor and the payment of the aggregate Merger Consideration and Preferred Share Merger Consideration, payment of the aggregate consideration to be paid to holders of Options and Restricted Shares in the Merger, any repayment or refinancing of debt contemplated by Parent’s relevant financing commitments, payment of all related fees and expenses, and assuming that the Company is Solvent immediately prior to the Effective Time (without giving effect to any obligations which may be accelerated as a result of the consummation of the Merger and the other transactions contemplated hereby), each of Parent and the Surviving Corporation will be Solvent.  For the purposes of this Section 4.9 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 4.10                             No Other Representations.  Except for the representations and warranties contained in this Article IV or in any certificate delivered pursuant hereto, the Company acknowledges that neither Parent, Sub nor any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub with respect to any other information provided to the Company.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                                    Conduct of Business by the Company Pending the Merger.  Except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the regular and ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its current business organization and management, retain the services of its key officers and employees and preserve its business relationships with third parties.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement and the Effective Time, except (w) as otherwise expressly contemplated by this Agreement, as set forth in specific line items in the Company’s 2013 budget previously provided to Parent (which budget is set forth on Section 5.1 of the Disclosure Schedule), or as set forth in Section 5.1 of the Disclosure Schedule, (x) as required by applicable Law or the terms of any Contract of the Company or any Subsidiary of the Company, (y) as may be required to comply with any order or any written notice from a Governmental Entity or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed with respect to the matters referred to in clauses (f), (i), (j) and (p) below) and subject to the provisions of Section 6.5 and Article VIII, the Company shall not, and shall cause each of its Subsidiaries not to:

(a)           (x) declare, set aside or pay any dividends (whether in cash, assets, stock, property or other securities) on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options or the conversion of Restricted Shares pursuant to their terms);

(b)           (x) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or other equity equivalent or any stock appreciation rights, “phantom” stock rights, performance units, or other rights that are linked to the value of the Common Stock or to any Subsidiary of the Company (other than (i) the issuance of Common Stock upon the exercise of Options, (ii) the conversion of Restricted Shares, (iii) the issuance of Options or Restricted Shares to new hires and employees receiving promotions in amounts consistent with its past practices; provided, that, in no event shall (I) the aggregate number of Options issued pursuant to this clause (iii) exceed 75,000 or (II) the aggregate number of Restricted Shares issued pursuant to this clause (iii) exceed 37,500, (iv) the issuance of Common Stock upon the conversion of the Series A Convertible Preferred Stock in accordance with the existing terms of such Series A Convertible Preferred Stock outstanding as of the date of this Agreement, or (v) in connection with the ESPP (subject to Section 6.6) and for pledges of the stock of the Subsidiaries of the Company which are required or may be required under the existing terms of the Credit Agreement), (y) amend, waive or otherwise modify the terms of any such rights, warrants or options, or (z) accelerate the vesting of any Options or Restricted Shares (other than acceleration which occurs pursuant to the terms thereof as in effect on the date hereof in connection with the Merger);

(c)           amend its certificate of incorporation or by-laws or other organizational documents, or alter through merger, consolidation, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any Subsidiary of the Company;

(d)           (i) acquire or agree to acquire, except for purchases of inventory in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (tangible or intangible) that have a value in excess of $2,000,000 individually or $10,000,000 in the aggregate or (ii) enter into any new line of business;

(e)           sell, lease or otherwise dispose of or mortgage, pledge or encumber, any of its property or assets (tangible or intangible and including Company Intellectual Property Rights) that are material to the Company or any of its Subsidiaries, or create any Lien (other than by operation of Law in the ordinary course of business) of any kind with respect to such property or assets, except sales of obsolete assets or inventory in the ordinary course of business consistent with past practice;

(f)            (x) enter into, renew, amend or otherwise modify in any material respect in a manner which is adverse to the Company, or unilaterally terminate other than in accordance with its terms, any Material Contract (other than (i) the Core Business Contracts, which are governed by clause (s) below or (ii) Contracts with respect to capital expenditures, which are governed by clause (o) below), it being understood that extensions of existing Contracts shall not constitute material modifications or amendments of such Contracts for purposes of the foregoing, or (y) waive, release or assign, in any material respect in a manner which is adverse to the Company, any rights under any Material Contract (other than the Core Business Contracts, which are addressed in clause (s) below);

(g)           (i) incur any indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, capitalized leases or other similar instruments, or secured by any Lien on any property, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction), (ii) other than any customer overdraft programs in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, or receive any capital contributions from, any Person other than to or in the Company or any wholly owned Subsidiary of the Company and except signing, milestone, progress or other similar bonus payments to customers in connection with the sale of the products of the Company and its Subsidiaries, consistent with past practice or the creation of accounts payable in the ordinary course of business consistent with past practice or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of another Person, enter into any “keep well” or other agreement to maintain the financial condition of another Person or cancel or forgive any debts owed to it by any Person other than the Company or any of its wholly owned Subsidiaries (except if determined in good faith not to be collectible or consistent with past practice) or waive any rights or claims of material value, except for (A) indebtedness incurred in the ordinary course of business and consistent with past practice under the Company’s Credit Agreement which at any time shall not exceed $90,000,000, (B) as required by existing Contracts, (C) indebtedness for borrowed money incurred to replace, renew, extend, or refinance any existing indebtedness for borrowed money on terms materially no less favorable than those of the Company’s Credit Agreement, or (D) guarantees by the Company of indebtedness for borrowed money of

Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(g);

(h)           except as may be required as a result of a change in Law or in U.S. GAAP (or any interpretation thereof) after the date hereof, change any of the accounting principles, methods or practices used by it;

(i)            commence, waive, release, settle or compromise any material pending or threatened suit, action or claim, other than suits, actions or claims requiring payments by the Company or any of its Subsidiaries of no more than $1,500,000 individually and $5,000,000 in the aggregate (excluding any amounts that may be paid under existing insurance policies); provided, however, that in no event shall the Company or any of its Subsidiaries waive, release, settle or compromise any pending or threatened suit, action or claim (regardless of the dollar amount involved) if such waiver, release, settlement or compromise (A) imposes any material restriction on, or otherwise materially adversely affects, the business or operations of the Company, its Subsidiaries or the Surviving Corporation or (B) relates to the failure of funds on hand with an Issuing Bank to correspond in any material respect with the loaded value attributable to Cards issued by such Issuing Bank in connection with the business or operations of the Company or any of its Subsidiaries; provided, further, that nothing in this Section 5.1(i) shall affect the covenants in Section 6.12;

(j)            (x) increase in any manner the compensation and employee benefits (including severance benefits) of any of its current or former directors, executive officers and other key employees or pay any pension or retirement allowance not required by Law or any existing plan or agreement to any such persons, (y) become a party to, amend or commit itself to any Employee Benefit Plan or Material Employment Agreement, other than, in the case of (x) (A) annual merit adjustments to the compensation of employees and independent directors of the Company in the ordinary course of business consistent with past practice and in any event not to exceed, in the aggregate, three percent (3%) total compensation for such Persons, (B) increases in the compensation of employees who are not executive officers or directors of the Company or any of its Subsidiaries made in connection with transfers and promotions in the ordinary course of business consistent with past practice and (C) the establishment of terms of employment (including compensation) of newly hired employees other than executive officers in the ordinary course of business consistent with past practice, and in the case of (y), amendments to an existing Employee Benefit Plan or Material Employment Agreement required to cause such plans or agreements to not be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to not result in the application of the additional tax thereunder (provided, that any such amendment does not materially expand the benefits to be received thereunder), or (z) except to the extent required by Law, voluntarily accelerate the vesting of any compensation or benefit; provided, however, that the Company and any of its Subsidiaries may pay (i) cash bonuses and other cash incentive compensation (including, but not limited to, sales commissions) in respect of calendar year 2012 in the aggregate amount set forth on Section 5.1(j) of the Disclosure Schedule to their respective employees, including their executive officers, at the times contemplated by their bonus and incentive compensation arrangements as in effect as of the date hereof prior to the Effective Time, and (ii) sales commissions in respect of calendar year 2013 in the ordinary course of business consistent with past practice;

(k)           except as may be required by applicable Law or U.S. GAAP (w) change its material Tax accounting policies or practices, (x) make, change or revoke any material Tax election, (y) settle any material audit, examination or litigation with respect to Taxes, or (z) surrender any right to claim a material Tax refund;

(l)            change fiscal years;

(m)          authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or any material Subsidiary of the Company or complete any of the actions that would be contemplated by any such plan, or organize any new Subsidiary (other than actions in connection with the winding down of Netspend Payment Services);

(n)           enter into any material collective bargaining agreement;

(o)           make or agree to make any new capital expenditures in excess of 110% of the amounts of such expenditures as reflected in the capital expenditure budgets set forth on Section 5.1(o) of the Disclosure Schedule;

(p)           commence or settle any claims, with respect to any material IP Rights, which would reasonably be expected to result in the receipt or expenditure of more than $1,500,000 individually and $5,000,000 in the aggregate by the Company or any of its Subsidiaries; provided, however, that in no event shall the Company or any of its Subsidiaries waive, release, settle or compromise any pending or threatened suit, action or claim (regardless of the dollar amount involved) if such waiver, release, settlement or compromise imposes any restriction on, or otherwise adversely affects, the business or operations of the Company, its Subsidiaries or the Surviving Corporation, other than as required by applicable Law;

(q)           enter into any lease of any real property, except any renewals or replacements of existing leases in the ordinary course consistent with past practice;

(r)            enter into any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or limit the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or services;

(s)            modify, amend, cancel, terminate, renew or extend, or request any change in, or agree to any change in, or waive, release or assign, in any material respect in a manner which is adverse to the Company, any rights or obligations under any Core Business Contract;

(t)            write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by U.S. GAAP;

(u)           (i) modify, amend or change any of the Company’s or its Subsidiaries’ credit review or underwriting guidelines for Distributors in a manner which is materially less restrictive than those in place as of the date hereof, or (ii) other than in compliance with the

Company’s or its Subsidiaries’ credit review or underwriting guidelines (including the exceptions criteria and process contemplated thereby), authorize any new Distributor or vendor or Card program to process transactions through the Company’s or its Subsidiaries’ processing system or otherwise enter into a Distributor Contract or relationship with any new Distributor;

(v)           knowingly take or fail to take any action in breach of this Agreement that is intended to materially delay or prevent the consummation of the transactions contemplated hereby (other than as required by Law); or

(w)          authorize, or agree in writing or otherwise to take, any of the foregoing actions.

Section 5.2            No Fundamental Parent Changes.  Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, neither Parent nor Sub shall, without the prior written consent of the Company, knowingly (a) take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 to not be satisfied, (b) take any action, or fail to take any action, in either case the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.  Without limiting the generality of the foregoing, Parent and Sub covenant and agree with the Company that between the date hereof and the earlier of the Effective Time and the termination of this Agreement, Parent and Sub:

(a)           shall not, and Parent shall not permit any of its Subsidiaries to, acquire or agree to acquire, including by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person, or otherwise acquire or agree to acquire any assets of any Person, if such business or assets materially compete with the business of the Company such that the acquisition would reasonably be expected to materially and adversely impair or materially delay the receipt by Parent or Sub of any Consents from any Governmental Entities required in connection with the transactions contemplated by this Agreement;

(b)           shall not, and Parent shall not permit any of its Subsidiaries to, enter or agree to enter into any definitive agreement for the acquisition of any business, or take or agree to take any other action otherwise prohibited by the Debt Commitment Letter, in either case, that would reasonably be expected to materially interfere with Parent’s ability to satisfy any condition to funding in the Debt Commitment Letter or otherwise comply with its obligations under Section 6.14; and

(c)           shall maintain sufficient unrestricted cash on hand and/or financing available through its existing credit facilities so that, upon funding of the Available Financing, Parent and Sub will have funds sufficient to pay all amounts required to be paid under Article II and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including all related fees and expenses and any repayment or refinancing of debt contemplated by this Agreement or the Debt Commitment Letter.

Section 5.3            Control of the Other Party’s Operations.  Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, rights to control or direct Parent’s operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control of its business and operations (it being understood that this provision shall not limit the rights of any party under Section 9.3 with respect to enforcement of the provisions of this Agreement).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1            Stockholder Approval; Proxy Statement.  (a) The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws, as promptly as practicable after the date hereof, to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”), in accordance with the DGCL following clearance of the Proxy Statement by the SEC, for the purpose of voting upon the Merger and the adoption of this Agreement and to request an advisory vote on change-in-control payments to executives of the Company.  The Company shall cause the Stockholder Meeting to be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement; provided that such date is in accordance with applicable Law.  The notice of such Stockholder Meeting shall state that a resolution to adopt this Agreement, a resolution to adjourn the Stockholder Meeting and a resolution to vote on a non-binding advisory proposal to approve change-in-control payments to executives of the Company will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.  At the Company’s option (upon notice to Parent), the Stockholder Meeting also may serve as the annual meeting of stockholders and the Proxy Statement may also include the following items (but only the following items): (i) the election of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) the consideration of any stockholder proposals properly submitted in accordance with applicable Law; provided, that such election to have the Stockholder Meeting serve as the annual meeting does not materially delay the timing of the Stockholder Meeting.

(b)           The Company shall, as promptly as reasonably practicable after the date of this Agreement and in any event no later than fifteen (15) business days after the date hereof, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC as promptly as practicable. The Company’s Board of Directors shall recommend (subject to Section 6.3(d) hereof) that the stockholders of the Company adopt this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”) at the

Stockholder Meeting and the Company shall include the Company Board Recommendation in the Proxy Statement (subject to Section 6.3(d) hereof), and, subject to Section 6.3(d) hereof, shall use its reasonable best efforts to (i) solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and (ii) take all other lawful action necessary or advisable to secure the Stockholder Approval.  The Company’s obligations pursuant to Section 6.1(a) and this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Company Board Recommendation Change and, subject to the Company’s right to terminate this Agreement pursuant to Section 8.1(f), the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Transaction (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting.

(c)           Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall promptly supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.  No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment on the Proxy Statement, and the Company shall discuss with Parent, and include in such document or response, comments reasonably proposed by Parent. As promptly as practicable after the Proxy Statement has been cleared by the SEC (or after the expiration of the applicable period for comments from the SEC), the Company shall mail the Proxy Statement to the holders of shares of Common Stock of the Company.

(d)           Each of Parent and Sub agrees to advise the Company as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission.  Parent and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent, and its affiliates, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

(e)           The Company agrees to advise Parent as promptly as practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to supplement the Proxy Statement with the information needed to correct such inaccuracy or omission.  The Company will furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable Law after the mailing thereof to stockholders of the Company.

Section 6.2            Directors’ and Officers’ Indemnification.  (a)  For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries (and their respective successors) to establish and maintain provisions in its certificate of incorporation, by-laws or other organizational documents concerning the indemnification and exculpation of the former and current officers, directors, employees, and agents of the Company and its Subsidiaries that are no less favorable to those persons than the provisions of the certificate of incorporation, by-laws and other organizational documents of the Company and its Subsidiaries as are in effect as of the date hereof.  From and after the Effective Time, the Surviving Corporation shall specifically assume those certain indemnification rights Contracts, in existence as of the date hereof, between the Company and/or its Subsidiaries and certain of their respective directors and officers, which are set forth on Section 6.2(a) of the Disclosure Schedule, and the Surviving Corporation, from and after the Effective Time, shall not amend or modify any of such Contracts in any manner that would adversely affect any rights of the director or officer party thereto.  Parent shall guaranty the payment and performance by the Surviving Corporation of, and shall cause the Surviving Corporation to honor its obligations under, this Section 6.2 without limit as to time.

(b)           For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the present and former director and officer of the Company or any of its Subsidiaries (each such present and former director or officer, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) than the current policies) with respect to matters arising at or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company shall, at Parent’s option and expense, if reasonably available, prior to the Effective Time, purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by the Company for its existing coverage.  Notwithstanding the foregoing, the Company may elect in lieu of the foregoing insurance, prior to the Effective Time, to obtain and fully pay for a policy (providing coverage for the Indemnified Parties and such officers) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time, provided that the cost thereof does not exceed 300% of the aggregate amount per annum that the Company and its Subsidiaries paid for such coverage in the last full fiscal year (which amount for such full fiscal year is set forth on Section 6.2(b) of the Disclosure Schedule).  If such “tail” policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect for its full term and shall continue to honor the Company’s obligations thereunder.

(c)           The Surviving Corporation shall (and Parent shall use its reasonable best efforts to cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent a Delaware corporation is permitted to indemnify its directors and officers under applicable law, each Indemnified Party against any Losses (including reasonable attorneys’ fees) and amounts paid in settlement (to the extent such settlement is consented to by the Surviving Corporation, such consent not to be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur at or prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any other entity (including as trustee of any Employee Benefit Plan) if such service was at the request or for the benefit of the Company or any of its Subsidiaries) or (ii) any acts or omissions occurring in connection with the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement.  The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter described in this Section 6.2(c) unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(d)           The Surviving Corporation shall (and Parent shall use its reasonable best efforts to cause the Surviving Corporation to) pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity obligations provided in Section 6.2(c) to the same extent as (and subject to the requirements of) the comparable expense reimbursement provisions of the Company’s bylaws as in effect on the date of this Agreement (or to such greater extent as any amendment to the Company’s bylaws after the Effective Time may permit).

(e)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 6.2 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties and the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.2.

(f)            In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.2.

(g)           The obligations and liability of Parent and the Surviving Corporation under this Section 6.2 shall be joint and several.

Section 6.3            No Solicitation; Board of Director Recommendation.

(a)           For purposes of this Agreement:

(i)            “Acquisition Proposal” means any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest relating to any Acquisition Transaction.

(ii)           “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving: (A) the purchase or other acquisition (including through a merger, consolidation, recapitalization, reorganization, reclassification, business combination or other similar transaction) by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Common Stock and Series A Convertible Preferred Stock together on an as-converted basis outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Common Stock and Series A Convertible Preferred Stock together on an as-converted basis outstanding as of the consummation of such tender or exchange offer; (B) a merger, consolidation, recapitalization, reorganization, reclassification, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction; (C) a sale, transfer, lease, license, exchange, mortgage, pledge, transfer or acquisition or disposition of more than twenty percent (20%) of the consolidated net revenues, net income or assets (measured by the fair market value thereof) of the Company and its Subsidiaries taken as a whole; or (D) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

(iii)          “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction (with all references to twenty percent (20%) in the definition of Acquisition Transaction being treated as references to fifty percent (50%) for these purposes and the reference to eighty percent (80%) in the definition of Acquisition Transaction being treated as a reference to fifty percent (50%)) made by a third party on terms that the Company’s Board of Directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), taking into account (A) any good faith proposal by Parent to amend or modify the terms of this Agreement and (B) all reasonably available legal, financial and regulatory aspects of such Acquisition Proposal and the timing and likelihood of consummation of such Acquisition Transaction, would be more favorable to the stockholders of the Company (in their capacity as such) than the Merger.

(b)           Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease or cause to be terminated any and all activities, discussions or negotiations with any Person with respect to any Acquisition Proposal.  The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement with or for the benefit of the Company relating to an Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to fifty percent (50%) for these purposes) to promptly return or destroy all information, documents, and materials relating to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement.  Subject to Sections 6.3(c) and 6.3(d), at all times during the period commencing with the execution of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Sub or any designees of Parent or Sub) any information or data relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Sub or any designees of Parent or Sub) access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with or in response to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to, or that may lead to, an Acquisition Proposal, (iv) approve, adopt, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction, that may lead to an Acquisition Transaction or that requires the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger or any of the other transactions contemplated hereby, or (vi) resolve, propose or agree to do any of the foregoing.

(c)           Notwithstanding Section 6.3(b), prior to the receipt of the Stockholder Approval, if (i) the Company or its Representatives receive an unsolicited bona fide written Acquisition Proposal that the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal, (ii) the Company’s Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take action with respect to such Acquisition Proposal would be inconsistent with the Company’s Board of Directors’ fiduciary obligations to the Company’s stockholders under applicable Law, (iii) such Acquisition Proposal was not the result of a breach of this Section 6.3 and (iv) the Company provides to Parent in accordance with Section 6.3(e) the information required under Section 6.3(e) to be delivered by the Company to Parent, then, so long as the foregoing conditions in the immediately preceding clauses (i)-(iv) remain satisfied, the Company may take the following actions: (x) furnish information to the third party making such Acquisition Proposal (a “New Bidder”), provided that (A) the Company receives from the New Bidder an executed confidentiality agreement (the terms of which are no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement, except that (I) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company in any way from complying with this Agreement, including prohibiting the Company from providing information or written materials to Parent and (II) such confidentiality agreement need not contain any “standstill” or other comparable provisions), and (B) the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any such New Bidder which was not previously provided to Parent or its Representatives; and (y) engage in discussions or negotiations with the New Bidder and its Representatives with respect to the Acquisition Proposal.

(d)           Except as set forth in this Section 6.3, neither the Company’s Board of Directors nor any committee thereof shall (i) withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, the Company Board Recommendation, (ii) approve, adopt, endorse or recommend any Acquisition Proposal or (iii) propose publicly to approve, adopt, endorse or recommend any Acquisition Proposal (any action described in clause (i), (ii), (iii) or in the proviso to Section 6.3(f), in each case whether taken by the Company’s Board of Directors or any committee thereof, being referred to as a “Company Board Recommendation Change”).  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to receipt of the Stockholder Approval, the Company’s Board of Directors may (A)(x) effect a Company Board Recommendation Change or (y) enter into an agreement providing for an Acquisition Transaction that constitutes a Superior Proposal if: (I) the Company shall have received a Superior Proposal that was not solicited in breach of Section 6.3(b) and the Company shall have otherwise complied in all material respects with the material obligations of Section 6.1 and Section 6.3; (II) the Company’s Board of Directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (III) the Company has previously notified Parent in writing that it intends to take such action (a “Section 6.3 Notice”) (it being understood that the Section 6.3 Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (IV) the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the five (5) business day period following delivery by the Company to Parent of the first Section 6.3 Notice delivered to Parent; (V) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during such five (5) business day period, the Company’s Board of Directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Section 6.3 Notice continues to be a Superior Proposal; and (VI) in the case of clause (y) above, the Company concurrently terminates this Agreement in accordance with Section 8.1(f); or (B) effect a Company Board Recommendation Change other than in respect of an Acquisition Proposal if the Company’s Board of Directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, if (x) the Company has previously delivered to Parent a Section 6.3 Notice (it being understood that the Section 6.3 Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement), (y) the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the five (5) business day period following delivery by the Company to

Parent of the first Section 6.3 Notice delivered to Parent, and (z) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during such five (5) business day period, the Company’s Board of Directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of such offer by Parent that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law. If any Superior Proposal that is the subject of clause (A) of the foregoing sentence is revised, including any revision to price, then the Company shall deliver to Parent a new Section 6.3 Notice and again comply with the requirements of clause (A) of this Section 6.3(d) (with all references to five (5) business days being treated as references to three (3) business days for such purposes) with respect to such revised Superior Proposal, on each occasion on which a revised Superior Proposal is submitted.  For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.3 will be subject to the terms of the Confidentiality Agreement.

(e)            From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Acquisition Proposal, and (i) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Acquisition Proposal and (ii) if oral, a summary thereof (including the terms and conditions of the Acquisition Proposal).  The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and details of any such Acquisition Proposal and with respect to any change to the material terms of any such Acquisition Proposal within twenty-four (24) hours of any such change.  The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is or shall become party to any Contract, in each case, that prohibits the Company from providing such information to Parent.

(f)            Nothing in this Agreement shall prohibit the Company’s Board of Directors from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company’s stockholders that the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law (it being agreed that the issuance by the Company or the Company’s Board of Directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not in and of itself constitute a Company Board Recommendation Change); provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) under the Exchange Act other than (A) a “stop, look and listen” communication limited solely to the type contemplated by Rule 14d-9 under the Exchange Act, (B) any express rejection of any applicable Acquisition Proposal or (C) any express reaffirmation of its recommendation to its stockholders in favor of the Merger, shall be deemed to be a

Company Board Recommendation Change.  No change, withdrawal or modification in the recommendation of the Company’s Board of Directors to the Company’s stockholders with respect to this Agreement or the Merger shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.

Section 6.4            Access to Information; Confidentiality.  Subject to restrictions of applicable Law (including antitrust Laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Subsidiaries and their respective officers, employees, accountants, counsel, financial advisors, financing sources and other representatives (collectively, the “Representatives”), upon reasonable notice, reasonable access during normal business hours during the period from and after the date hereof to the Effective Time or any earlier termination of this Agreement to all their respective properties, facilities, agents, personnel, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold the portions of such documents and information to the extent that the failure to so withhold such information would reasonably be expected to eliminate or waive the rights of such party to assert an attorney-client or attorney work product privilege with respect thereto or otherwise violate the terms of a confidentiality agreement or obligation of non-disclosure in any Contract with a third party in effect on the date of this Agreement, or would contravene any applicable Laws, or result in significant antitrust risk for the Company or any Subsidiary of the Company (provided that the Company will use its reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which any of the preceding restrictions apply); and provided further that such investigation or access shall not unreasonably disrupt the Company’s operations.  No investigation made pursuant to this Section shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.  All information exchanged pursuant to this Section 6.4 shall be subject to the confidentiality agreement between the Company and Parent, dated November 14, 2012 (the “Confidentiality Agreement”).  In connection with the continuing operation of the business of the Company and the Company’s Subsidiaries between the date hereof and the Effective Time, the Company shall consult in good faith on a regular and frequent basis with the Representatives of Parent and its Subsidiaries with regard to material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Parent, its Subsidiaries or such Representatives, provided that such procedures are not unreasonably disruptive to the operations of the Company and shall not require disclosure of information not required to be disclosed by the preceding provisions of this Section 6.4.

Section 6.5            Reasonable Best Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger, including (i) the identification and obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary Registrations (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the filing under the HSR Act referred to in Section 6.5(b) and any required filings, notices or consents with state banking departments or similar agencies required in connection with a change of control of the Company or any Subsidiary of the Company holding licenses as a money transmitter (the “Money Transmitter Licenses”), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) subject to Section 6.12, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 6.3; provided further, that, with respect to the obligations to obtain a consent or an approval relating to a change of control of the Money Transmitter Licenses (or any pending registrations for Money Transmitter Licenses) in any jurisdiction, if such consent or approval in such jurisdiction is not obtained prior to June 19, 2013, Parent and the Company agree to use reasonable best efforts to identify possible alternatives reasonably satisfactory to Parent that eliminate the need to obtain such approvals or consents in such jurisdiction, including, without limitation, by (x) entering into arrangements reasonably satisfactory to Parent (or consenting to the entry by Subsidiaries of the Company into arrangements reasonably satisfactory to Parent) with third parties that possess the necessary licenses providing the ability to create agency relationships to enable the Company and its Subsidiaries and the Distributors and reloaders of Cards managed by the Company and its Subsidiaries to provide money transmission services for the Company and its Subsidiaries from and after the Effective Time to permit the continued servicing of business relationships of the Company and its Subsidiaries until receipt of such consents or approvals, (y) to the extent feasible, ceasing operations of the Company and its Subsidiaries, as of the Effective Time, in one or more jurisdictions to the extent the operations in such jurisdiction require the Company or any of its Subsidiaries to have a Money Transmitter License, so long as such cessation of operations is not reasonably expected to result in the loss of 1.9% or more of the aggregate revenues of the Company and its Subsidiaries for the twelve (12) month period ending on the first anniversary of the Closing Date, and/or (z) obtaining written assurances reasonably acceptable to Parent from the applicable state banking department or similar agency that such consent or approval is forthcoming and no adverse action will be taken against the Company or any of its Subsidiaries in connection with the continued conduct of the operations of the Company or any of its Subsidiaries (or the Surviving Corporation or any of its Subsidiaries, as applicable) in the applicable jurisdiction notwithstanding the pendency of any such approval or consent (clauses (x), (y) and (z) collectively, “Alternate Arrangements”). Without limiting the rights of Parent or Sub under Section 7.1 or this Section 6.5, each of the Company and Parent agrees to use reasonable best efforts to implement and cause any Alternate Arrangements reasonably satisfactory to it to become effective as promptly as reasonably practicable after July 19, 2013 in order to permit the Effective Time to occur as promptly as reasonably practicable thereafter (subject to the satisfaction or waiver of the conditions set forth in Article VII).

(b)           Without limitation of the foregoing, (x) each of Parent and the Company undertakes and agrees to use its reasonable best efforts to cooperate with each other and submit in good faith (based on the Company’s past practices with respect to such filings) as soon as practicable, and in any event within forty five (45) days after the date hereof, all required filings, notices or consents in connection with the Money Transmitter Licenses for the jurisdictions set forth on Schedule 6.5(b) with the applicable state banking departments or similar agencies, and (y) each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to ten (10) business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”).  Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

(c)           If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any order, judgment, decree or injunction of any Governmental Entity is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law: (x) each of the parties hereto shall use its reasonable best efforts to: (i) oppose or defend against any such objection, order, judgment, decree or injunction to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein); and/or (ii) take such action as reasonably necessary to overturn any action by any Governmental Entity or private party to block consummation of this Agreement (and the transactions contemplated herein), including by defending any objection, order, judgment, decree or injunction brought by any Governmental Entity or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein, or, subject to Section 6.5(d), in order to resolve any such objections, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its subsidiaries or of the Company or its Subsidiaries; provided, that each of the parties hereto shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority with respect thereto; and (y) Parent agrees to take the actions set forth on Section 6.5(c) of the Disclosure Schedules in accordance with the terms set forth therein. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments, or divest any assets or enter into commitments regarding the conduct of its business or licensing of technology or know-how, in each case unless such action is conditioned upon the consummation of the Merger.  For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(d)           Subject to Section 6.5(c) of the Disclosure Schedule and Section 6.5(e), nothing in this Agreement (including in Sections 6.5(a), (b) or (c)) shall require any party or its Subsidiaries to (i) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of (A) any asset of Parent or its Subsidiaries, or (B) any asset of the Company or its Subsidiaries, in the case of this clause (B) only, if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Parent, (ii) (A) conduct or agree to conduct the business of Parent or its Subsidiaries in any particular manner or agree to any restrictions or limitations with respect to the business of Parent or its Subsidiaries, or (B) conduct or agree to conduct the business of the Company or its Subsidiaries in any particular manner or agree to any restrictions or limitations with respect to the business of the Company or its Subsidiaries if, in the case of this clause (B) only, such conduct, agreement, restrictions or limitations with respect thereto, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Parent, or (iii) agree to any other order, action or regulatory condition of any regulatory body, whether in an approval proceeding or another regulatory proceeding that if effected, would be adverse to Parent, the Company or any of their respective Subsidiaries and would have an effect that is material measured in relation to the Company and its Subsidiaries taken as a whole (any of the foregoing, a “Burdensome Effect”).  Notwithstanding anything herein to the contrary, neither the Company nor its Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Corporation following the consummation of the Merger or agree to conduct the business of the Surviving Corporation or its Subsidiaries in any particular manner or agree to any restrictions or limitations with respect to the business of the Surviving Corporation or its Subsidiaries, in each case without the prior written consent of Parent.

(e)           If Parent elects to propose, negotiate, or offer to commit to and effect by consent decree, hold separate order, or otherwise, any sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.5(d) with respect to any assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries or the Surviving Corporation or its Subsidiaries, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, reasonably cooperate in all respects as requested by Parent in connection with any such sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.5(d), so long as such sale, divestiture, license, disposition, prohibition or limitation or other action is to be effective only as of the Effective Time.

(f)            Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable Law, permit the other party and its outside counsel to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent reasonably practicable; and (iii) furnish as promptly as reasonably practicable the other party with copies of all correspondence, filings, and written communications (and a reasonable explanation of the substance of oral communications) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

(g)           Each of the Company, Parent and Sub shall give notice as promptly as reasonably practicable to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by it (and in the case of Parent, made by Sub) to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it (and in the case of Parent, by Sub) in any material respect; (ii) any written notice or other communication from any Governmental Entity in connection with the Merger; and (iii) in the case of the Company, any change or development that is reasonably likely to have a Material Adverse Effect or materially impair or delay the ability of the Company and its Subsidiaries to consummate the Merger or, in the case of Parent and Sub, any change or development that is reasonably likely to materially impair or delay the ability of Parent or Sub to consummate the Merger.

Section 6.6            Benefit Plans.  (a)  For a period of not less than twelve (12) months after the Effective Time, Parent agrees to cause the Surviving Corporation (i) to maintain the base salary or base wages of the employees of the Company and its Subsidiaries that are no less favorable than the base salary or base wages in effect for each such employee on the date of this Agreement; and (ii) to maintain  employee benefits (other than equity-based plans) that are, in the aggregate, at least substantially comparable to either (x) the Employee Benefit Plans (other than equity-based plans) in effect on the date of this Agreement or (y) employee benefits (other than equity-based plans) in effect for similarly situated employees of Parent, at Parent’s election.

(b)           In addition to the agreement set forth in Section 6.6(a), from and after the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor in accordance with their respective terms (as in effect on the date of this Agreement, including any amendment or termination provisions thereof), all the Company’s employment, severance, change in control, retention, transition and termination agreements, in each case as disclosed in Section 6.6(b)(i) of the Disclosure Schedule, including any change in control provisions contained therein.  In addition, Parent shall cause the Surviving Corporation to honor the obligations of the Company under the existing indemnification agreements between the Company and its directors and officers set forth on Section 6.6(b)(ii) of the Disclosure Schedule.

(c)           In the event that the employment of an employee who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time is terminated by Parent or the Surviving Corporation for any reason other than for “Cause” (as such term is defined in the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan) within 90 days following the Closing Date, Parent shall or shall cause the Surviving Corporation, as applicable, to make a payment in a single lump-sum, within fifteen (15) days of the date of termination, to such terminated employee equal to the annual cash bonus amount that is properly accrued on the books of the Surviving Corporation in the ordinary course consistent with past practices in accordance with the terms of the NetSpend Holdings, Inc. 2013 Bonus Program with respect to such employee as of the date of termination, subject to applicable withholding taxes.

(d)           To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), then for all purposes, including determining eligibility to participate, vesting, early retirement and benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service shall not be recognized (i) for purposes of benefit accrual and eligibility for early retirement under any defined benefit plan, (ii) eligibility for retiree welfare benefit plans, or (iii) to the extent that such recognition would result in any duplication of benefits.  In addition, all such plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees to the extent such conditions, exclusions and waiting periods were satisfied or waived under the applicable Company plan and shall provide that any expenses, co-payments, and deductibles paid or incurred during the applicable plan year on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(e)           On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan.  The Company shall terminate the Employee Stock Purchase Plan immediately prior to the Effective Time.  With respect to the offering period in progress as of the date hereof, no new participants shall be permitted to commence participation in the plan, no current participant shall be permitted to increase his or her contributions to the plan, and, at the earlier of the conclusion of the offering period and immediately prior to the Effective Time, accumulated contributions will be applied to the purchase of Common Stock in accordance with the plan’s terms (and such Common Stock will be converted into the Merger Consideration in accordance with Section 2.1).

(f)            The provisions of this Section 6.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any employees of the Company and its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies, with respect to the matters provided for in this Section 6.6 under or by reason of any provision of this Agreement.  Nothing in this Agreement, including the provisions of this Section 6.6, shall be considered, or deemed to be, an amendment to or modification of any Employee Benefit Plans or any other agreements for purposes of ERISA or otherwise.

(g)           The Company agrees to terminate, immediately prior to the Effective Time, the employment of the executives set forth on Section 6.6(g) of the Disclosure Schedule, and shall provide to Parent for its review and reasonable approval, within a reasonable time prior to termination of the executives, all severance agreements, releases and other documents relating to such termination of employment to the extent they differ from the terms of the employment agreements of the terminated executives in effect prior to the date hereof.  Parent agrees to treat, and shall cause the Company to treat, the terminations of employment pursuant to this Section 6.6(g) as “terminations without cause” by the Company for purposes of the employment agreements of the terminated executives.  Parent also acknowledges that each Option and Restricted Share held by a terminated executive shall become fully vested immediately prior to the effectiveness of termination of employment in accordance with an amendment to the awards made to such executives.

Section 6.7            Fees and Expenses.  (a)  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)           Subject to Section 6.7(d), the Company agrees:

(i)            to pay Parent a fee equal to $52.6 million (the “Termination Amount”) if this Agreement is terminated by (A) Parent pursuant to clause (i) of Section 8.1(d) (in which case, the Termination Amount shall be payable within two (2) business days of such termination) or (B) the Company pursuant to Section 8.1(f) (in which case, the Termination Amount shall be payable at the time of such termination); or

(ii)           to pay Parent a fee equal to the Termination Amount if (A) this Agreement is terminated (x) by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or (y) by Parent pursuant to clause (ii) of Section 8.1(d), and (B) in the case of a termination under Section 8.1(b)(i), after the date hereof and prior to receipt of the Stockholder Approval, or, in the case of a termination under Section 8.1(b)(iii), after the date hereof and prior to the Stockholder Meeting, or, in the case of a termination under clause (ii) of Section 8.1(d), after the date hereof and prior to the date of termination, an Acquisition Proposal shall have been made and not withdrawn and (C) within twelve (12) months after such termination either the Company enters into a definitive agreement relating to an Acquisition Proposal (which need not be the same Acquisition Proposal referred to in clause (B) above) or any transaction contemplated by an Acquisition Proposal (which need not be the same Acquisition Proposal referred to in clause (B) above) is consummated (in which case, the Termination Amount shall be payable within two (2) business days after such event and any payment received pursuant to Section 6.7(e) shall be credited against such payment); it being understood that, for purposes of clause (C) of this Section 6.7(b)(ii), all references to twenty percent (20%) in the definition of Acquisition Transaction shall be treated as references to fifty percent (50%) and the reference to eighty percent (80%) in the definition of Acquisition Transaction shall be treated as a reference to fifty percent (50%).

(c)                                  The Termination Amount payable by the Company pursuant to Section 6.7(b) shall be made by wire transfer of same day funds.  The parties acknowledge that the agreements contained in this Section 6.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Company, Parent or Sub would enter into this Agreement.  Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 6.7, and, in order to obtain such payment, Parent or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for any amounts set forth in this Section 6.7 the Company shall pay to Parent or Sub its costs and expenses (including attorneys’ fees) in connection with such suit.  In addition, if the Company fails to promptly pay any amount due by it pursuant to this Section 6.7, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to three (3) percent plus the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

(d)                                 Parent agrees that the payment provided for in Section 6.7(b) shall be the sole and exclusive remedy of Parent, its Subsidiaries, stockholders and Representatives against the Company, its Subsidiaries, stockholders and Representatives upon termination of this Agreement under circumstances giving rise to an obligation of the Company to pay the amounts set forth in Section 6.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.7(b); provided, however, that nothing herein shall relieve any party from liability for fraud or from the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.  In no event shall the Company be required to pay to Parent more than one Termination Amount pursuant to Section 6.7(b).

(e)                                  The Company shall pay to Parent an amount equal to the Expenses if either Parent or the Company terminates this Agreement pursuant to (i) Section 8.1(b)(i) and at any time prior to receipt of the Stockholder Approval an Acquisition Proposal shall have been made and not withdrawn or (ii) Section 8.1(b)(iii) and at any time prior to the Stockholder Meeting an Acquisition Proposal shall have been made and not withdrawn, provided, that none of Parent or Sub shall have breached in any material respect or failed to perform in any material respect any of their respective material obligations under this Agreement.  For purposes of this Section 6.7(e), all references to twenty percent (20%) in the definition of Acquisition Transaction shall be treated as references to fifty percent (50%) and the reference to eighty percent (80%) in the definition of Acquisition Transaction shall be treated as a reference to fifty percent (50%).  The term “Expenses” shall mean all documented out-of-pocket expenses reasonably incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of accountants, attorneys, investment bankers and financial advisors (but excluding corporate overhead or salaries payable to employees or Parent or any of its Subsidiaries); provided, however, that in no event shall the amount of Expenses exceed $10 million; and provided, further, that nothing herein shall relieve any party from liability for fraud or from the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 6.8                                    Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including NASDAQ) or regulatory or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or public statement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or public statement in advance of such issuance (it being understood that the final form and content of any such release or public statement, as well as the timing of any such release or public statement, shall be at the final discretion of the disclosing party).  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form attached hereto as Exhibit B.

Section 6.9                                    Sub.  Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.10                             Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”).  All Transfer Taxes shall be paid by the Surviving Corporation and expressly shall not be a liability of any holder of Common Stock or Preferred Stock.

Section 6.11                             State Takeover Statutes.  The Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Voting Agreement or the transactions provided for in this Agreement or the Voting Agreement and (ii) if any state takeover statute or similar statute becomes applicable to the Merger, this Agreement, the Voting Agreement or the transactions contemplated by this Agreement or the Voting Agreement, take all action necessary to ensure that the Merger, this Agreement, the Voting Agreement and all of the transactions provided for in this Agreement and the Voting Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this

Agreement, the Voting Agreement or the transactions provided for in this Agreement or the Voting Agreement.

Section 6.12                             Litigation and Proceedings.  The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any stockholder litigation against the Company or its directors and any other lawsuit or proceeding, whether judicial or administrative, relating to or challenging this Agreement or the transactions contemplated hereby.  The Company agrees that it shall not settle or offer to settle any litigation or other legal proceeding against the Company or any of its directors or executive officers, by any stockholder of the Company or otherwise, relating to this Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld).

Section 6.13                             Section 16(b) Exemption.  Prior to the Effective Time, the Company’s Board of Directors, or an appropriate committee of non-employee directors thereof, may take all actions reasonably necessary, including adopting resolutions, to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14                             Financing.

(a)                                 Prior to the Closing, the Company agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives (collectively the “Company Representatives”) to provide, all customary cooperation in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter or any alternative financing arranged by Parent in lieu of the Debt Financing or any portion thereof in an amount sufficient to permit Parent to consummate the transactions contemplated by this Agreement (the “Alternative Financing,” and together with the Debt Financing, the “Available Financing”), as may be reasonably requested by Parent, in order to satisfy the requirements set forth in the Debt Commitment Letter and otherwise to consummate the Available Financing, including (i) furnishing Parent and the Financing Parties, as promptly as reasonably practicable, but in any event by the time required pursuant to the terms of the Debt Commitment Letter, with the historical and pro forma financial statements and financial and other data regarding the Company and its Subsidiaries necessary to satisfy the conditions set forth in paragraphs 6 and 9 of the Debt Commitment Letter and paragraphs 6 and 7 of Exhibit B to the Debt Commitment Letter, as well as all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities and of the type and form customarily included in a registered offering of debt securities under the Securities Act to consummate the Available Financing at the time the Available Financing is to be consummated; provided that Parent shall be responsible for, and the Company’s obligations are subject to, timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information (the information contemplated by this clause (i), the “Required Information”); (ii)

furnishing Parent and the Financing Parties, as promptly as reasonably practicable, but in any event by the time required pursuant to the Debt Commitment Letter, with any other information regarding the business, operations, financial projections and prospects of the Company reasonably requested by Parent as customary in connection with the Available Financing; (iii) participating in a reasonable number of meetings (including customary one-on-one and other meetings with representatives of the Financing Parties and officers of the Company and Company Representatives, in each case, with appropriate seniority and expertise), presentations, road shows, drafting sessions, due diligence sessions and sessions with the Financing Parties, prospective lenders and investors, and ratings agencies that are customary for financings of a type similar to the Available Financing; (iv) using reasonable best efforts to assist Parent and Sub and the Financing Parties in the preparation of any prospectuses, offering documents, private placement memoranda, lender presentations, bank information memoranda and similar documents requested by Parent and required in connection with the Available Financing; (v) reasonably cooperating with the marketing efforts of Parent and Sub and the Financing Parties related to the Available Financing, including assisting the Financing Parties in any syndication efforts; (vi) executing and delivering any customary credit agreements, indentures and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Parent and assisting in the negotiation of any such agreements and other documents; provided, that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing; (vii) using reasonable best efforts to obtain customary authorization letters, comfort letters, accountants’ consent letters (including consents for use of their reports in any materials relating to the Available Financing and in connection with any filings required to be made by Parent pursuant to the Securities Act or the Exchange Act where the financial statements of the Company or any of its Subsidiaries are included or incorporated by reference), legal opinions and other documents and instruments relating to the Available Financing as may be reasonably requested by Parent in writing; (viii) using reasonable best efforts to facilitate the obtaining of payoff letters, lien terminations and instruments of discharge, all in customary form and to be received at least two (2) Business Days prior to the scheduled Closing Date, providing for the full and complete payoff, discharge and termination on the Closing Date of all indebtedness and related obligations, security interests and other liens as contemplated by the Debt Commitment Letter or other Available Financing to be paid off, discharged and terminated on the Closing Date; (ix) providing customary authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and investors containing a representation that the public-side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or other Affiliates or its or their securities; (x) obtaining a certificate of the chief financial officer of the Company in customary form and content with respect to solvency matters; (xi) subject to compliance with applicable Laws, permitting any cash and marketable securities of the Company and its Subsidiaries to be made available to Parent and/or Sub at the Closing, provided that the Company shall not be prohibited from using cash and marketable securities in the ordinary course of business consistent with past practice or from taking any action not prohibited by Section 5.1; (xii) reasonably cooperating with the Financing Parties’ due diligence, including providing at least three (3) business days prior to the Closing Date all documentation and other information about the Company and each of its Subsidiaries as is requested in writing by the Financing Parties and relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, provided that the request by Parent for such information is received by the Company at least five (5) business days prior to the Closing Date; and (xiii) taking all other corporate actions, subject to the occurrence of the Closing, as may be reasonably necessary to permit the consummation of the Financing; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.  Notwithstanding the foregoing, (v) none of the Company or any of its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur prior to the Effective Time any other liability or obligation in connection with the financings contemplated by the Debt Commitment Letter or other Available Financing, (w) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the financing contemplated by the Debt Commitment Letter or other Available Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time (and for the avoidance of doubt, the boards of directors or other equivalent governing bodies of Parent, Sub and/or the Surviving Corporation shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its Subsidiaries as may be required by the lenders pursuant to the Debt Commitment Letter at, or as of, the Closing), (x) the Company shall not be required to make any representations, warranties or certifications as to which, after the Company’s use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true, (y) the Company shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing, and (z) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided by Company Representatives or otherwise, any information or take any action to the extent it would result in a violation of Law or loss of any attorney-client privilege.  The Company and its Company Representatives shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any meetings conducted in connection with the Available Financing, to the extent such materials relate to the Company or its Subsidiaries, and Parent shall consider any additions, deletions or changes suggested thereto by the Company and its Company Representatives.

(b)                                 Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Company Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter or other Available Financing and the performance of their respective obligations under Section 6.14(a) and any information utilized in connection therewith (except with respect to matters arising out of a material misstatement in or failure to state a material fact pertinent to the information provided by or on behalf of the Company pursuant to Section 6.14(a) or any fraud or any intentional misrepresentation with respect to any such information).  Parent shall, promptly upon written request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other Company Representatives) in connection with the cooperation required by Section 6.14(a).

(c)                                  Subject to the other terms and conditions of this Agreement, each of Parent and Sub shall use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the debt financing on the terms and conditions described in the Debt Commitment Letter or other Available Financing, including using reasonable best efforts to (x) satisfy on a timely basis (taking into account the expected timing of any marketing period) all conditions to funding in the Debt Commitment Letter or other Available Financing and such definitive agreements to be entered into pursuant thereto (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information or perform in all material respects its other obligations required to be delivered or performed under this Agreement (including Section 6.14(a))), to the extent applicable to Parent, Sub or their respective Subsidiaries and (y) negotiate, execute and deliver definitive agreements with respect to such Available Financing materially consistent with the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter or other Available Financing.  Parent shall keep the Company informed on a current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or any other Available Financing.  Subject to the terms and upon satisfaction of the conditions set forth in the Debt Commitment Letter or other Available Financing, Parent and Sub shall use their reasonable best efforts to cause the lenders and the other Persons providing such debt financing to provide the Available Financing on the Closing Date, provided that nothing in this Agreement shall require Parent, Sub or any of its Subsidiaries to litigate or initiate any other action or proceeding against any Financing Party.  In the event any portion of the Available Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement, including without limitation, to pay the aggregate Merger Consideration to be paid to the holders of shares of Common Stock, the aggregate Preferred Share Merger Consideration to be paid to the holders of shares of Series A Convertible Preferred Stock, and the aggregate consideration to be paid to holders of Options and Restricted Shares as a result of the Merger, and all fees and expenses related to the Merger and the other transactions contemplated by this Agreement, (A) Parent shall immediately notify the Company and (B) Parent and Sub shall use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to arrange to obtain Alternative Financing, upon terms and conditions not materially less favorable to Parent and its Subsidiaries than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event.  Parent shall promptly notify the Company in writing (I) if Parent has actual knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter, or (II) of the receipt by Parent or Sub of any written notice or other written communication from any Financing Party with respect to any actual breach, default, termination or repudiation by any party to the Debt Commitment Letter.  Parent and Sub shall not consent to (1) any amendment or modification to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, modification or waiver imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of the Debt Financing, extends the timing of the funding of the commitments thereunder, or reduces the aggregate cash amount of the funding commitments thereunder, or otherwise amends, modifies or waives, any provision of the Debt Commitment Letter, in any such case where such amendment, modification or waiver described in this clause (1) would reasonably be expected to prevent, materially delay or materially adversely affect the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, including the Merger (provided, that Parent and Sub may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof) or (2) early termination of the Debt Commitment Letter unless it has been replaced by Alternative Financing in accordance with Section 6.14.  Parent shall furnish to the Company a copy of any amendment, modification, waiver or consent of or relating to the Debt Commitment promptly upon execution thereof (which copy may be redacted in the manner described in Section 4.5(a)).  Parent and Sub shall use, and shall cause their respective Subsidiaries to use,  reasonable best efforts to maintain the effectiveness of the Debt Commitment Letter until the transactions contemplated by this Agreement, including the Merger, are consummated.  Notwithstanding anything contained in this Section 6.14(c) or in any other provision of this Agreement, in no event shall Parent or Sub be required (y) to amend or waive any of the terms or conditions of this Agreement or (z) to consummate the Closing any earlier than the date set forth in Section 2.8.

(d)                                 For purposes of this Agreement, “Financing Parties” means the lenders, underwriters, placement agents, and initial purchasers, as applicable, party to the Debt Commitment Letter or any Alternative Financing.

Section 6.15                             Stock De-Registration.  The Surviving Corporation shall use its reasonable best efforts to cause its shares of common stock to no longer be quoted on the NASDAQ and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.16                             Standstill Agreements.  During the period from the date of this Agreement through the earlier of the Effective Time and the date this Agreement is terminated pursuant to Section 8.1, neither the Company nor any of its Subsidiaries shall amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Company’s Board of Directors determines after consulting with legal counsel that the failure to terminate, amend, modify or waive such provision would be inconsistent with its fiduciary duties under applicable Law.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction (or waiver if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints.  No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing or imposing a Burdensome Effect in connection with (or which is reasonably likely to prevent or impose a Burdensome Effect in connection with) the consummation of the Merger shall be in effect; provided, however, that, prior to asserting this condition each of the parties shall have used all reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as possible any such injunction or other order that may be entered.

(c)                                  (i) The applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) the Required Registrations and Consents shall have been made or obtained, as applicable, and shall remain in full force and effect (without the imposition of any Burdensome Effect) and all statutory waiting periods relating to such Required Registrations and Consents shall have expired or been terminated (without the imposition of any Burdensome Effect); provided, however, that any Consent required in a specific jurisdiction in connection with a change in control of the Company or any of its Subsidiaries holding a Money Transmitter License shall not be a condition to Closing for purposes of this Section 7.1(c) if both (A) an Alternate Arrangement reasonably acceptable to Parent shall have been implemented by the Company in such jurisdiction, and (B) as a result of the implementation of such Alternate Arrangement in such jurisdiction, the failure to obtain the applicable Consent with respect to such Money Transmitter License in such jurisdiction and the continued conduct of the operations of the Company, the Surviving Corporation, Parent and its Subsidiaries on the basis of the Alternate Arrangements in such jurisdiction shall not be a violation of applicable Law.  For purposes of this Section 7.1(c), “Required Registrations and Consents” means the Registrations and Consents listed on Section 7.1(c) of the Disclosure Schedule and all other Registrations and Consents in each case required to be made or obtained prior to the Closing, except for such other Registrations or Consents not listed on Section 7.1(c) of the Disclosure Schedule the failure of which to be obtained or made prior to the Closing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 7.2                                    Additional Conditions to Obligations of Parent and Sub.  The obligation of Parent and Sub to effect the Merger is subject to the satisfaction (or waiver if permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2 (Capital Structure) shall be true and correct in all respects as of the date hereof and at the Closing as if made on and at the Closing (except to the extent that the representations and warranties set forth in Section 3.2 expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date, and except where the failure of the representations and warranties set forth in Section 3.2 to be true and correct as of the date of this Agreement and at the Closing, or such specific date, as applicable, does not result in additional aggregate consideration payable by Parent or the Surviving Corporation pursuant to Section 2.1 or Section 2.6 in excess of $500,000 in the aggregate), (ii) the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Power); Sections 3.4(a) and (c) (Authority; Non Contravention); Section 3.6 (Proxy Statement); Section 3.15 (Takeover Statutes); Section 3.19 (Brokers and Finders); Section 3.21(c) (Core Business Contracts); and the second sentence of Section 3.22(f) (relating to the loaded value attributable to Cards) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made at the Closing (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), it being understood that for purposes of this clause (ii), (x) the representations and warranties of the Company contained in Section 3.21(c) shall be deemed to be true and correct in all material respects so long as the failure of such representations or warranties to be true and correct does not and is not reasonably expected to have a material adverse effect on the Company’s or any of its Subsidiaries’ business relationship with any Core Counterparty, including as a result of a material diminution of the aggregate rights and benefits to the Company and its Subsidiaries under the Core Business Contracts with such Core Counterparty, taken as a whole, or a material increase in the aggregate obligations and duties of the Company and its Subsidiaries under the Core Business Contracts with such Core Counterparty, taken as a whole, and (y) the representations and warranties of the Company contained in the second sentence of Section 3.22(f) shall be deemed to be true and correct in all material respects so long as the failure of such representations or warranties to be true and correct does not and is not reasonably expected to result in Losses in the aggregate to the Company and its Subsidiaries in excess of $52.6 million, it being further understood that for purposes of this clause (y), any amount paid by the Company or its Subsidiaries after the date hereof to settle or fund any deficiencies in respect of the funds held by Issuing Banks to satisfy liabilities associated with the loaded value attributable to Cards shall not be taken into account in determining the accuracy as of the Closing Date of the representations and warranties of the Company contained in the second sentence of Section 3.22(f), and (iii) each of the representations and warranties of the Company set forth in this Agreement (other than those contained in the preceding clauses (i) and (ii)) shall be true and correct (without giving effect to any limitation as to “knowledge”, “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties referred to in this clause (iii) to so be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Financial Officer or Chief Executive Officer of the Company.

(b)                                 Performance of Obligations.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer or Chief Executive Officer of the Company to such effect.

(c)                                  No Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development, which, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer or Chief Executive Officer of the Company to such effect.

(d)                                 Material Security Breach.  There shall not have occurred any Material Security Breach.

(e)                                  Termination of Contract.  Paragraph 3 of the Contract set forth in Section 7.2(e) of the Disclosure Schedule (the “Section 7.2 Contract”) shall have become operative such that no party to the Section 7.2 Contract shall have any obligations or rights under the Services Agreement (as defined in the Section 7.2 Contract) except as expressly provided for in the Section 7.2 Contract.

Section 7.3                                    Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver if permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a)                                 Representations and Warranties; Agreements and Covenants.  (i) The representations and warranties of Parent and Sub contained in Section 4.4 (Proxy Statement), shall be true and correct in all material respects as of the Closing Date as though made at the Closing (except to the extent that such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), and (ii) the representations and warranties of Parent and Sub set forth in this Agreement (other than those contained in the preceding clause (i)) shall be true and correct (without giving effect to any limitation as to “knowledge” or “materiality”) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other material transactions contemplated by this Agreement.  The Company shall have received a certificate signed on behalf of Parent and Sub by the Chief Financial Officer or Chief Executive Officer of each of Parent and Sub to such effect.

(b)                                 Performance of Obligations.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by the Chief Financial Officer or Chief Executive Officer of each of Parent and Sub to such effect.

(c)                                  Merger Consideration.  Parent shall have delivered to the Paying Agent the aggregate Merger Consideration and aggregate Preferred Share Merger Consideration as required by Section 2.2 of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (provided, that any termination pursuant to Section 8.1(f) may only occur prior to obtaining the Stockholder Approval):

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company:

(i)                                     if the Effective Time shall not have occurred on or before October 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(ii)                                  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable and would result in a failure to satisfy the condition set forth in Section 7.1(b) of this Agreement, provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement (including such party’s obligations set forth in Section 6.5) has been the cause of, or resulted in, such action;

(iii)                               if, upon a vote at a duly held meeting (including any adjournment or postponement thereof) to obtain the Stockholder Approval in accordance with this Agreement, the Stockholder Approval is not obtained; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(b)(iii) if the Company has breached in any material respect any of its material obligations under this Agreement and such breach was the cause of, or resulted in, the failure to obtain the Stockholder Approval at the Stockholder Meeting or at any adjournment or postponement thereof; or

(c)                                  by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement (other than with respect to Section 6.3), in any case, as a result of which a condition set forth in Section 7.2(a) or 7.2(b) would not have been satisfied prior to or as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to the Company (provided that

Parent or Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)                                 by Parent if (i) the Board of Directors of the Company (or any committee thereof) fails to include the Company Board Recommendation in the Proxy Statement or makes a Company Board Recommendation Change or publicly announces or proposes an intent to do so, or (ii) the Company shall have breached in any material respect any of its material obligations under Section 6.1 or Section 6.3;

(e)                                  by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or 7.3(b) would not have been satisfied prior to or as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to Parent (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(f)                                   by the Company prior to obtaining the Stockholder Approval, in order to concurrently enter into an agreement for an Acquisition Transaction that is a Superior Proposal, and the Company, concurrently with, and as a condition to, any termination pursuant to this Section 8.1(f), pays Parent the Termination Amount as set forth in Section 6.7(b); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company has breached in any material respect or failed to perform in any material respect any of its material obligations under Sections 6.1 or 6.3.

Section 8.2                                    Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the penultimate sentence of Section 6.4, Section 6.7, this Section 8.2 and Section 9.6, which provisions shall survive such termination, and except to the extent that such termination results from fraud or a willful breach by a party of any representation, warranty or covenant set forth in this Agreement in which case the party at fault shall not be released or relieved from any liabilities or damages.  The rights granted pursuant to this Section 8.2 to the Company shall be enforceable solely by the Company, in its sole and absolute discretion, on behalf of the stockholders of the Company and it is agreed that neither this provision nor any other provision of this Agreement is intended to provide the stockholders of the Company (or any party acting on their behalf) the ability to seek prior to the Effective Time the enforcement of, or directly seek any remedies pursuant to, this Agreement.  For avoidance of doubt as to the parties’ intent with respect to control of determinations regarding the Company’s rights under this Agreement to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to stockholders of the Company, such rights shall exclusively belong to the Company (acting expressly through the Company’s Board of Directors) in its sole discretion.

Section 8.3                                    Amendment.  Subject to Sections 9.6, 9.9 and 9.16 of which the Financing Parties are express third party beneficiaries and which may not be amended, modified, or supplemented by the parties hereto in a manner adverse to such Financing Parties without the express written consent of the Financing Parties, this Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after receipt of the Stockholder Approval, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company’s stockholders hereunder, without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4                                    Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective).  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5                                    Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Non-Survival of Representations, Warranties and Agreements.  All representations and warranties set forth in this Agreement or in any other document, instrument or certificate delivered pursuant to or in connection with this Agreement shall terminate at the Effective Time.

Section 9.2                                    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by electronic mail, (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows :

If to the Company:

NetSpend Holdings, Inc.

c/o NetSpend Corporation

701 Brazos Street, Suite 1300

Austin, Texas  78701

Attention:           Steven F. Coleman

e-mail:                sfcoleman@netspend.com

Telephone:         (512) 547-0786

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York  10004-1980

Attention:           Peter Golden, Esq.

email:                 peter.golden@friedfrank.com

Telephone:         (212) 859-8000

If to Parent or Sub:

Total System Services, Inc.

One TSYS Way

Columbus, Georgia, 31901

Attention:           General Counsel

e-mail:                SandersGriffith@tsys.com

Telephone:         (706) 649-2310

with a copy to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia  30309

Attention:           C. William Baxley

C. Spencer Johnson III

email:                  bbaxley@kslaw.com

csjohnson@kslaw.com

Telephone:         (404) 572-4600

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 9.2; provided that in order for an electronic mail to constitute proper notice hereunder, such email must specifically reference this Section 9.2 and state that it is intended to constitute notice hereunder.

Section 9.3                                    Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions without posting bond or proving damages to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, and no party shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to enforce compliance with, the covenants and obligations of such party under this Agreement. The foregoing is in addition to any other remedy to which any party is entitled at Law or in equity.

Section 9.4                                    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise, other than by operation of Law in a merger following the Effective Time) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.5                                    Entire Agreement.  This Agreement, the Disclosure Schedule, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 9.6                                    Governing Law.  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this agreement or the transactions contemplated by this agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this agreement or the transactions contemplated by this agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under the applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  The Financing Parties and their respective affiliates are express third party beneficiaries of this Section 9.6(a), may enforce this Section 9.6(a) directly, and this Section 9.6(a) may not be amended, modified or supplemented by the parties hereto without the prior written consent of the Financing Parties.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii)  SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii)  SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv)  SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7                                    Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  This Agreement may be executed and delivered by facsimile or “PDF” transmission.

Section 9.8                                    Headings and Table of Contents.  Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Definitions are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 9.9                                    No Third Party Beneficiaries.  Except as provided in Section 2.2(c) (Exchange Procedures), Section 2.6(h) (Option Merger Consideration and Restricted Stock Unit Merger Consideration) and Section 6.2 (Directors’ and Officers’ Indemnification), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the Financing Parties (and their respective affiliates) are express third party beneficiaries of the provisions of Sections 9.6, 9.9 and 9.16, may enforce such Sections directly, and such Sections may not be amended, modified or supplemented by the parties hereto in a manner adverse to such Financing Parties without the express written consent of the Financing Parties.

Section 9.10                             Incorporation of Exhibits.  The Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11                             Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12                             Subsidiaries.  As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

Section 9.13                             Person.  As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

Section 9.14                             FIRPTA.  Parent shall not withhold amounts pursuant to Section 1445 of the Code provided that not more than thirty (30) days prior to the Closing the Company delivers to Parent a certificate substantially in the form provided for in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and certifying that neither the Common Stock nor the Preferred Stock is a United States real property interest within the meaning of Section 897(c) of the Code.

Section 9.15                             Interpretation.  This Agreement shall be governed by the following rules of interpretation: (a) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears; (b) all references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules delivered with this Agreement unless the context shall otherwise require; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the definitions given for terms throughout this Agreement shall apply equally to both the singular and plural forms of the terms defined; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America, (g) unless otherwise indicated, the word “day” shall be interpreted as a calendar day and “business day” shall be interpreted as any day on which commercial banks located in New York City are open for business; and (h) “Law”  shall be interpreted as any law, statute, order, rule, regulation, decree, arbitration award, ordinance or judgment of any Governmental Entity

Section 9.16                             No Recourse to Financing Sources.  Notwithstanding any provision of this Agreement, the Company agrees (on its behalf and on behalf of its Subsidiaries and Affiliates) that none of the Financing Sources shall have any liability or obligation to the Company, its Subsidiaries and Affiliates relating to this Agreement or any of the transactions contemplated hereby (including the Debt Financing); provided, however, that nothing in this Section 9.16 shall limit the rights of the Company against Parent or Sub hereunder or limit any liability of any of the parties to this Agreement for breaches of the terms and conditions of this Agreement.  This Section 9.16 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

NETSPEND HOLDINGS, INC.

By:	/s/ Daniel R. Henry
Name: Daniel R. Henry
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

TOTAL SYSTEM SERVICES, INC.

By:	/s/ M. Troy Woods
Name: M. Troy Woods
Title: President and Chief Operating Officer

GENERAL MERGER SUB, INC.

By:	/s/ M. Troy Woods
Name: M. Troy Woods
Title: President and Secretary

[Signature Page to Merger Agreement]

Exhibit A

Voting Agreement

Exhibit B

Initial Press Release